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Exhibit 2
EXECUTION VERSION

PURCHASE AGREEMENT

among

HA-LO INDUSTRIES, INC., debtor-in-possession,

and

LEE WAYNE CORPORATION, debtor-in-possession,

as Sellers

and

HA-LO PROMOTIONS ACQUISITION CORP.

and

HA-LO HOLDINGS BV,

as Buyers

Dated as of February 21, 2003

i

Section 12.20	Post-Closing Dispute Resolution	64
Section 12.21	Netherlands Buyer	64

INDEX OF DEFINED TERMS

Accounts Receivable	1
Acquired Assets	11
Acquisition Proposal	2
Active Employees	23
Affiliate	2
Agreement	1, 2
Alternate Structure	57
Assumed Executory Contracts	2
Assumed Liabilities	12
Assumed Plans	24
Auction	2
Auditor	20
Avoidance Action	13
Avoidance Actions	13
Bankruptcy Code	1, 2
Bankruptcy Court	1, 2
Bidders	47
Bidding Procedures Order	2
Bids	47
Books and Records	2
Breakup Fee	3
Business Day	2
Business Employees	24
Buyer	1, 3
Buyer Consultant	44
Buyer Indemnitees	55
Cash	13
Cash Distributions	3
Cash Portion	17
CERCLA	3
Chapter 11 Case	1
Claim	3
Closing	24
Closing Balance Sheet	21
Closing Cash Amount	20
Closing Date	3
Closing Debtor-In-Possession Financing Amount	3
Closing Working Capital	21
COBRA	38
COBRA Obligations	19
Code	3
Contingent Note	17
Contingent Note Subordinated Guarantee Agreement	3
Customer Deposits	3
Customers	3

v

Deductible	56
Deed of Transfer	4
Delaware Buyer	1
Dutch Shares	4
Dutch Subsidiaries	4
EBITDA	4
Environmental Laws	4
ERISA	37
ERISA Affiliate	4
Estimated Closing Working Capital	19
Estimated COBRA Obligation	22
Estimated Principal Amount	19
Estimated Seller Cash	17
Excess Tax Liability	57
Excluded Assets	13
Excluded Contracts	13
Excluded Environmental Liabilities	4
Existing Contracts	4
Expense Reimbursement	5
Final Principal Amount	21
FIRPTA Affidavit	51
Governmental Authority	5
HA-LO	1
HA-LO Belgium Shares	5
HA-LO Europe	5
HA-LO Europe Business	5
HA-LO Europe Distributions	18
HA-LO Europe Financial Statements	33
HA-LO Europe Stock	11
HA-LO Italy	34
HA-LO Italy Financial Statements	34
HA-LO U.S. Business	5
HA-LO UK Stock	5
Hazardous Substances	5
HMK International	5
HMK International Shares	5
Inactive Employees	24
Indebtedness	5
Indemnitee	57
Indemnitor	57
Intellectual Property	6
Inventory	6
IRS	37
Knowledge	6
Latest Balance Sheet	6
Leased Real Property	6

Leasehold Improvements	6
Lee Wayne	1
Liabilities	7
Lien	7
Liens	7
Loss	55
Material Adverse Change	7
Material Adverse Effect	7
Material Customers	41
Material Leases	7
Negative Float	18
Netherlands Buyer	1
Non- Transferred Employees	24
Non U.S. Plans	38
Non-Disclosure Agreements	7, 61
Notes	8
One-Day Notes	17
Order	8
Ordinary Course of Business	8
Owned Real Propert	8
Parsons Shares	8
Permit	8
Permitted Liens	8
Person	8
Petition	1
Petition Date	1, 8
Post-Closing Seller Name(s)	52
Pre-Closing Balance Sheet	18
Preliminary Purchase Price	17
Principal Amount	17
Pro Forma Information	8
Promotional Products Industry	8
Purchase Orders	8
Purchase Price	9, 16
Purchase Price Allocation Schedule	23
Purchased Intellectual Property	11
Real Property	40
Real Property Laws	40
Release	9
Representative	9
Retention Period	52
Sale Hearing	9
Sale Motion	46
Sale Order	9
Schedules	9
Security Agreement	9

Seller	1
Seller Employee Benefit Plan	37
Seller Indemnitees	56
Seller Intellectual Property	9
Seller Subsidiaries	28
Selling Subsidiary	12
Severance Obligations	12
Subsidiary	9
Tax Returns	9
Taxes	9
Term Note	17
Term Note Subordinated Guarantee Agreement	10
Third Party	10
Transferred Employees	24
U.S. GAAP	10
Unassumed Liabilities	14
Unilever	41
Unpaid Cure Costs	51
Update Period	43
Vendor Deposits	10
Working Capital	19

EXHIBITS

Exhibit A	Deed of Transfer
Exhibit B	Term Note
Exhibit C	Contingent Note
Exhibit D	Intellectual Property Assignments
Exhibit E	HA-LO Europe Financial Statements
Exhibit F	Bidding Procedures Order
Exhibit G	Sale Order
Exhibit H	Contingent Note Subordinated Guarantee Agreement
Exhibit I	Term Note Subordinated Guarantee Agreement
Exhibit J	One-Day Note

SCHEDULES

Schedule 1.1(a)	Assumed Executory Contracts
Schedule 1.1(b)	U.S. GAAP Exceptions
Schedule 2.1(a)(i)	Fixed Assets
Schedule 2.1(a)(iii)	Purchased Intellectual Property
Schedule 2.2(a)(ii)	Post Petition Trade Payables
Schedule 2.8	Severance and COBRA Obligations
Schedule 2.14(b)	Assumed Plans
Schedule 3.2(a)(xi)	Persons to Resign
Schedule 4.2	No Violation
Schedule 4.3(a)	Subsidiaries
Schedule 4.3(g)	Subsidiary Mergers
Schedule 4.4(h)	Powers of Attorney
Schedule 4.5	Authorizations and Permits
Schedule 4.6	Title to Assets
Schedule 4.7	Pro Forma Information
Schedule 4.8	Changes
Schedule 4.10	Computers and Software
Schedule 4.11	Material Contracts
Schedule 4.12	Employee Matters
Schedule 4.13	Tax
Schedule 4.14(b)	HA-LO Europe Financials
Schedule 4.14(c)	Indebtedness of HA-LO Europe
Schedule 4.14(d)	HA-LO Italy Financials
Schedule 4.15	Return of Assets
Schedule 4.16	Cure Amounts
Schedule 4.17	Bank Accounts
Schedule 4.18	Brokers
Schedule 4.19	Intellectual Property
Schedule 4.20	Environmental, Health and Safety
Schedule 4.21	Employee Benefit Plans
Schedule 4.24(a)	Owned Real Property
Schedule 4.24(b)	Leased Real Property
Schedule 4.24(c)	Leasehold Improvements
Schedule 4.26	Customers
Schedule 4.28	Litigation

x

PURCHASE AGREEMENT

        This Purchase Agreement (this "Agreement"), dated as of February 21, 2003, is hereby entered into by and among HA-LO INDUSTRIES, INC., a Delaware corporation, as debtor-in-possession ("HA-LO"), Lee Wayne Corporation, an Illinois corporation, as debtor-in-possession ("Lee Wayne") (together, HA-LO and Lee Wayne are the "Seller"), HA-LO Promotions Acquisition Corp., a Delaware corporation ("Delaware Buyer"), and HA-LO Holdings BV, a Netherlands company ("Netherlands Buyer" and together with Delaware Buyer, the "Buyer").

R E C I T A L S:

        WHEREAS, on July 30, 2001 ("Petition Date"), Seller filed a voluntary petition ("Petition") for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Chapter 11 Case") and continues to manage its property as debtor and debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

        WHEREAS, the venue for the case has been transferred to the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, (the "Bankruptcy Court"), Case #02B12059;

        WHEREAS, Buyer, either directly or indirectly through one or more permitted assignees, desires to purchase certain assets from Seller and Seller desires to sell, convey, assign, and transfer to Buyer such assets pursuant to the terms and conditions of this Agreement; and

        WHEREAS, the assets will be sold pursuant to the terms of this Agreement and an order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and the assumption and assignment of the Assumed Executory Contracts (as hereinafter defined) under Section 365 of the Bankruptcy Code.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Defined Terms.    As used herein, the terms below shall have the following meanings:

          "Accounts Receivable" shall mean all accounts receivables (whether current or non-current) of Seller, including trade accounts receivables (including accounts receivable for any product shipped prior to the Closing Date but not invoiced and including all intercompany accounts with HA-LO Europe) outstanding as of the Closing Date and any other rights to receive payment for sales as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.

          "Acquired Assets" shall have the meaning set forth in Section 2.1(b) herein.

          "Active Employees" shall have the meaning set forth in Section 2.14(a) herein.

          "Acquisition Proposal" means a proposal (other than by Buyer or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of any of the Acquired Assets pursuant to one or more transactions, the sale of any of the outstanding shares of capital stock or equity interests of HA-LO Europe (including, without limitation, by way of a tender offer, foreclosure or plan of reorganization or liquidation) or a similar transaction or business combination involving one or more Third Parties and Seller.

          "Affiliate" shall have the same meaning as in the Bankruptcy Code.

          "Agreement" shall have the meaning as described in the Preamble herein.

          "Assumed Executory Contracts" shall mean the Existing Contracts of Seller set forth on Schedule 1.1(a) (Assumed Executory Contracts Schedule) attached hereto.

          "Assumed Liabilities" shall have the meaning set forth in Section 2.2(a) herein.

          "Assumed Plans" shall have the meaning set forth in Section 2.14(b) herein.

          "Auction" shall mean the auction conducted by Seller pursuant to the Bidding Procedures Order and Section 8.3 hereof.

          "Bankruptcy Code" shall have the meaning as described in the Recitals herein.

          "Bankruptcy Court" shall have the meaning as described in the Recitals herein.

          "Bidding Procedures Order" means the order of the Bankruptcy Court in the form attached hereto as Exhibit F or in such other form as hereafter agreed to by Buyer and Seller, (i) setting a deadline for the filing of objections to the entry of the Sale Order, (ii) providing that the Auction shall be held no more than one day prior to the Sale Hearing, (iii) scheduling the Sale Hearing, and (iv) approving the competitive bidding procedures pursuant to which Acquisition Proposals may be solicited, made and accepted.

          "Books and Records" shall mean all books and records pertaining to the Acquired Assets (including the assets of the Seller Subsidiaries) of any and every kind, including lists, program inventory lists, correspondence, compact disks, compact disk lists, ledgers, files, reports, plans, drawings and operating records of every kind, held or maintained by Seller or its Subsidiaries, disk or tape files, printouts, runs or other computer-prepared information pertaining to the Acquired Assets (including the assets of the Seller Subsidiaries) or the HA-LO U.S. Business, and excluding only corporate books and records of the type described in the definition of Excluded Assets.

          "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or is a day on which banking institutions located in Illinois are authorized or required by law or other governmental action to close.

          "Business Employees" shall have the meaning set forth in Secition 2.14(a) herein.

          "Buyer" shall have the meaning as described in the Preamble herein.

          "Breakup Fee" shall have the meaning assigned to such term in the Bidding Procedure Order.

          "Cash Distributions" shall mean a transfer of cash or cash equivalents by one party to another party, whether as dividends, distributions, receivable payments, or any other transfer for value or otherwise.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.).

          "Claim" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Closing Debtor-In-Possession Financing Amount" means the amount of the outstanding balance of indebtedness of Seller as of the opening of business on the Closing Date with respect to advances made to Seller under its debtor in possession financing facility as set forth in a payoff letter; provided that for purposes of such calculation, all interest, prepayment penalties, premiums, fees and expenses (if any) which would be payable if such indebtedness was paid in full at the Closing shall be treated as indebtedness.

          "Closing" shall have the meaning set forth in Section 3.1 herein.

          "COBRA" shall have the meaning set forth in Section 4.21(c) herein.

          "COBRA Obligations" shall have the meaning set forth in Section 2.8(c) herein.

          "Contingent Note Subordinated Guarantee Agreement" shall mean that certain contingent note subordinated guarantee agreement, dated as of the Closing Date, by and between Seller and Delaware Buyer and in the form of Exhibit H attached hereto.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Customer Deposits" shall mean deposits received by Seller before the Closing from Customers as advance payments for merchandise or services to be received by the Customers (or their transferees) after the Closing.

          "Customers" shall mean all of the customers or prospective customers of the HA-LO U.S. Business.

          "Deed of Transfer" shall mean the notarial deed of transfer of the HMK International Shares, substantially in the form and substance of Exhibit A attached hereto.

          "Dutch Shares" shall mean the HMK International Shares and the Parsons Shares.

          "Dutch Subsidiaries" shall mean HMK International and Parsons International Holland, B.V.

          "EBITDA" means, for a Person for any period of determination, an amount equal to the consolidated net income of such Person for such period plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation expense and amortization expense, determined on a consolidated basis in accordance with GAAP.

          "Environmental Laws" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances (including without limitation CERCLA and analogous state laws), each as amended or in effect prior to, on or after Closing.

          "ERISA" shall have the meaning set forth in Section 4.21(a) herein.

          "ERISA Affiliate" shall mean any entity required to be aggregated in a controlled group or affiliated service group with any Seller for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

          "Excluded Assets" shall have the meaning set forth in Section 2.3 herein.

          "Excluded Environmental Liabilities" means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental Laws with respect to Seller, its Subsidiaries or any of their predecessor(s) or Affiliate(s), the HA-LO U.S. Business, the Acquired Assets or any current or former properties or facilities of Seller, its Subsidiaries or any of their predecessors or Affiliates (including without limitation any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) but expressly excluding the HA-LO Europe Business and the entities of HA-LO Europe, whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule attached hereto, except to the extent that the facts or circumstances underlying any such Liability or obligation are first caused by the operation of the Business by Buyer after the Closing Date.

          "Existing Contracts" shall mean all oral or written contracts, agreements, leases, subleases, licenses, Permits, distribution arrangements, sales and purchase agreements, and purchase and sale orders to which Seller or HA-LO Europe or any of their respective

  Subsidiaries is a party, including, but not limited to, those certain contracts set forth on Schedule 4.11 hereto.

          "Expense Reimbursement" shall have the meaning assigned to such term in the Bidding Procedures Order.

          "Governmental Authority" means any United States federal, state or local, or any foreign, government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

          "HA-LO Belgium Shares" shall mean the entire issued share capital of HA-LO Belgium NV (Belgium).

          "HA-LO Europe" shall mean HMK International, HA-LO Belgium NV (Belgium) and HA-LO Marketing Ltd. (UK) and their respective direct and indirect wholly owned and partially owned subsidiaries.

          "HA-LO Europe Business" shall mean the business conducted by HA-LO Europe prior to the Closing.

          "HA-LO UK Stock" shall mean the entire issued share capital of HA-LO Marketing Ltd. (UK).

          "HA-LO U.S. Business" shall mean the business conducted by HA-LO and Lee Wayne prior to the Closing (but expressly exclusive of the Excluded Assets and the HA-LO Europe Business).

          "Hazardous Substances" means any pollutants, contaminants or chemicals, and any noise or odors or any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which liability or standards of conduct are imposed under any Environmental Laws, including, without limitation, petroleum and petroleum-related substances, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint.

          "HMK International" shall mean HMK International Holdings, B.V., a Netherlands corporation.

          "HMK International Shares" shall mean all issued and outstanding shares in the capital of HMK International, each with a nominal value of Euro, numbered 1 up to and including 400.

          "Inactive Employees" shall have the meaning set forth in Section 2.14(a) herein.

          "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations

  (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all guarantees and similar obligations of such Person, (vi) all accrued interest, fees and charges in respect of any indebtedness, (vii) bank overdrafts and (viii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

          "Intellectual Property" means any and all U.S. and foreign: (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) design rights (registered or unregistered) and applications for registration thereof, (vi) computer software (in both source code and object code form), data, data bases and documentation thereof, (vii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (viii) internet domain names and web sites, (ix) registrations and applications for any of the foregoing, and (x) copies and tangible embodiments thereof (in whatever form or medium).

          "Inventory" shall mean (i) all stock in trade, merchandise, goods, supplies and other products owned by Seller or its Subsidiaries for resale or lease in the Ordinary Course of Business and (ii) all of the raw materials, work-in-process, and finished products of Seller and its Subsidiaries.

          "IRS" shall have the meaning set forth in Section 4.21(b) herein.

          "Knowledge" shall mean the actual knowledge after reasonable inquiry of Marc Simon, Tony Reid, James Smith and Ronny Lambert.

          "Latest Balance Sheet" shall mean the balance sheet of Seller and its Subsidiaries on a consolidated basis, dated December 31, 2002 which is included in the Pro Forma Information.

          "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Seller or any Subsidiary.

          "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Seller or any Subsidiary thereunder.

          "Leasehold Improvements" means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Seller or any Subsidiary,

  regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other Third Party upon the expiration or termination of the Lease for such Leased Real Property.

          "Liabilities" shall mean all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including all liabilities for Taxes with respect to periods prior to the Closing Date (including periods prior to the Petition Date).

          "Lien" or "Liens" means any lien (statutory or otherwise), hypothecation, encumbrance, Claim, security interest, interest, mortgage, deed of trust, pledge, restriction, charge, instrument, license, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Buyer is a successor, transferee or continuation of Seller or the HA-LO U.S. Business, and (iv) any leasehold interest, license or other right, in favor of a Third Party or Seller, to use any portion of the Acquired Assets, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

          "Material Adverse Effect" or "Material Adverse Change" shall mean (a) any change, development or effect that has had, or would reasonably be expected to have, (i) a negative impact to the consolidated annualized EBITDA of the HA-LO U.S. Business and HA-LO Europe Business of $1,000,000 or more, (ii) a decrease in consolidated assets or an increase in consolidated liabilities of the HA-LO U.S. Business in a net amount in excess of $1,000,000 to the extent not reflected in the calculation of Estimated Closing Net Working Capital and to the extent not required to be reflected in the calculation of Closing Net Working Capital or (iii) a decrease in consolidated assets or an increase in consolidated liabilities of the HA-LO Europe Business in a net amount in excess of $2,000,000, irrespective of any common law or statutory interpretations or formulations of such term, or (b) any other event rising to or which could reasonably be expected to rise to the magnitude described in clause (a) above, whether or not Losses therefrom are capable of being calculated.

          "Material Leases" shall mean the leases for Seller's facility located at Sterling, Illinois, HA-LO Belgium NV's facility located at Kontich, Belgium and any other facility leased by Seller or the Seller Subsidiaries which holds a material amount of Inventory, which in the determination of Buyer's lender is a material leased facility.

          "Non-Disclosure Agreements" shall have the meaning as described in Section 12.4 herein.

          "Non-Transferred Employees" shall have the meaning set forth in Section 2.14(a) herein.

          "Non U.S. Plans" shall have the meaning set forth in Section 4.21(g) herein.

          "Notes" means, collectively, the Term Note and the Contingent Note.

          "Order" means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.

          "Ordinary Course of Business" shall mean the ordinary course of business of Seller and HA-LO Europe consistent with past custom and practice (including with respect to quantity and frequency).

          "Owned Real Property" shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller or its Subsidiaries and used in the HA-LO Europe Business.

          "Parsons Shares" shall mean all issued and outstanding shares in the capital of Parsons International Holland B.V., each with a nominal value of Euro, numbered 1 up to and including 35.

          "Permit" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any Governmental Authority, whether foreign, provincial, municipal, federal, state or local, necessary for the past or present conduct or operation of the HA-LO U.S. Business or HA-LO Europe Business.

          "Permitted Liens" means (i) real estate property taxes not yet due and payable as of the Closing date, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default on the part of Seller, in each case to the extent reflected on the Closing Balance Sheet, and (ii) easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use or occupancy of the property subject thereto.

          "Person" shall mean any individual, corporation, partnership, limited liability company, trust, association, joint venture or other entity of any kind whatsoever.

          "Petition Date" shall have the meaning as described in the Recitals herein.

          "Pro Forma Information" shall mean the information set forth on Schedule 4.7 (Pro Forma Information) attached hereto.

          "Promotional Products Industry" shall mean merchandise programs, drop ship goods or other business in which trademarks or logos are affixed to merchandise that is to be given away or otherwise used by the business having rights to such trademark or logo for promotional, entertainment and other general purposes.

          "Purchase Orders" shall mean all booked sales and all purchase orders issued to the Seller by Customers on or prior to the Closing Date.

          "Purchase Price" shall have the meaning as described in Section 2.6 herein.

          "Purchased Intellectual Property" shall have the meaning as described in Section 2.1(a)(iii) herein.

          "Release" shall have the meaning set forth in CERCLA.

          "Representative" shall mean any attorney, accountant, agent, consultant or other representative.

          "Sale Hearing" means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.

          "Sale Order" means the order of the Bankruptcy Court in the form attached hereto as Exhibit G or such other form as hereafter agreed to by Buyer and Seller, to be entered by the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code.

          "Schedules" means the disclosure schedules to this Agreement.

          "Security Agreement" shall mean that certain security agreement, dated as of the Closing Date, by and between Seller and Delaware Buyer and substantially in the form agreed to between Delaware Buyer and its senior lender.

          "Seller Employee Benefit Plan" shall have the meaning set forth in Section 4.21(a) herein.

          "Seller Intellectual Property" means, collectively, the Purchased Intellectual Property and all Intellectual Property owned by, issued to or licensed to Seller or its Subsidiaries or Affiliates which relates to and/or is used in the course of or in connection with the HA-LO Europe Business.

          "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or entity or one or more of its Subsidiaries or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of its Subsidiaries or a combination thereof.

          "Tax Returns" shall mean all returns, declarations, remittances, information returns, reports, forms, notices, statements, correspondence and other documents with respect to Taxes.

          "Taxes" shall mean all taxes, duties, charges, fees, registration fees, revenue permit fees, levies, penalties or other assessments imposed by any governmental entity or political subdivision thereof, including income, profit, provisional, salary, estate, excise, property, sales, use, occupation, transfer, franchise, payroll, windfall or other profits, alternative minimum, gross receipts, intangibles, capital stock, estimated, employment, unemployment compensation or net worth, environmental, ad valorem, stamp, value added or gains taxes, capital duty, registration and documentation fees, custom duties, tariffs and similar charges, withholding, payroll, social security contributions or charges, disability, or other taxes (including any fee, assessment or other charge in the nature of or in lieu of any tax), including any interest, penalties or additions attributable thereto, and any liability to make payment by way of reimbursement, recharge, indemnity, damages or management charge related to taxes and regardless of whether such amounts are chargeable directly or primarily against the Seller or any of its Subsidiaries.

          "Term Note Subordinated Guarantee Agreement" shall mean that certain term note subordinated guarantee agreement, dated as of the Closing Date, by and between Seller and Delaware Buyer and in the form of Exhibit I attached hereto.

          "Third Party" means any Person other than Seller, Buyer and any of their respective Affiliates.

          "Transferred Employees" shall have the meaning set forth in Section 2.14(a) herein.

          "U.S. GAAP" shall mean generally accepted accounting principles in the United States, consistently applied, unless otherwise specified on Schedule 1.1(b) attached hereto.

          "Vendor Deposits" shall mean all deposits and pre-payments made by Seller before the Closing to its vendors as advance payments with respect to services or merchandise to be received by the HA-LO U.S. Business or with respect to the Customers after the Closing.

ARTICLE II
PURCHASE AND SALE

        Section 2.1    Transfer of Assets and Stock.

          (a)  Upon the terms and subject to the conditions and provisions contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Delaware Buyer, free and clear of all Liens (except for Permitted Liens), and Delaware Buyer shall acquire and accept from Seller, all right, title and interest that Seller possesses and has the right to transfer in and to the HA-LO U.S. Business, all contracts and programs of Seller with the Customers, and the properties, assets and rights of any and every kind owned by Seller, whether tangible or intangible, real or personal, used or usable in connection with the HA-LO U.S. Business or the contracts and programs with the Customers, including, without limitation, the following assets (but exclusive, in all cases, of the Excluded Assets):

              (i)  all machinery, equipment, fixtures, furnishings, trade fixtures, storage racks, tools, dies and furniture and other similar items of personal property wherever located, including the items listed on Schedule 2.1(a)(i) (Fixed Assets) attached hereto;

            (ii)  all Inventory related to the HA-LO U.S. Business or a Customer;

            (iii)  all Intellectual Property owned by, issued to or licensed to Seller or its Subsidiaries or Affiliates which relates to and/or is used in the course of or in connection with the HA-LO U.S. Business, including, without limitation, the items set forth on Schedule 2.1(a)(iii) (Purchased Intellectual Property) attached hereto, together with all income, royalties, damages and payments due or payable at Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments thereof (collectively, the "Purchased Intellectual Property");

            (iv)  all wrapping, supply and packaging items, catalogs, promotional materials and similar items, office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible property of any kind wherever located;

            (v)  all Customer Deposits and Vendor Deposits;

            (vi)  all Permits used exclusively in connection with the HA-LO U.S. Business or a Customer; provided that any Permit the assignment of which requires a government consent will not be assigned until such consent is obtained;

          (vii)  all Books and Records dealing exclusively with the HA-LO U.S. Business or a Customer;

          (viii)  all computers and software;

            (ix)  all rights existing under the Assumed Executory Contracts;

            (x)  all causes of action and choses in action of Seller with respect to the Acquired Assets and the Assumed Liabilities;

            (xi)  all Accounts Receivable and Purchase Orders;

          (xii)  all intercompany accounts of the Seller with and to HA-LO Europe;

          (xiii)  all Leasehold Improvements in the Leased Real Property of Seller; and

          (xiv)  the business names "HA-LO", "HALO", "Lee Wayne", "Lee Wayne Corporation" and any and all other business names or trade names under which the HA-LO U.S. Business operates, and all derivations thereof.

          (b)  Upon the terms and subject to the conditions and provisions contained herein, at the Closing, Netherlands Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Netherlands Buyer (i) the HA-LO UK Stock, (ii) the HMK International Shares and (iii) the HA-LO Belgium Shares (collectively, the "HA-LO Europe Stock", and together with all of the assets to be sold, assigned, transferred and delivered to Buyer pursuant to subparagraph (a) above, the "Acquired Assets"). Subject to Section 6.11 herein, upon the request of Buyer no later than five (5) Business Days prior to Closing, Seller shall cause one or more of its Subsidiaries (a "Selling Subsidiary") to become a seller and signatory under this Agreement and immediately prior to Closing to sell for the consideration set forth in Section 2.6 hereof the stock held by such Selling Subsidiary in one or more of its Subsidiaries directly to Netherlands Buyer or one of its Affiliates and to deliver all such duly executed and approved transfers or other documents required to effect the transfer of the entire issued share capital of such Subsidiary.

        Section 2.2    Assignment and Assumption of Liabilities.

          (a)  Subject to the terms and conditions set forth in this Agreement, Buyer shall assume from Seller and thereafter be responsible for the payment, performance or discharge of the following liabilities and obligations of Seller (all such liabilities and obligations herein called the "Assumed Liabilities"):

              (i)  obligations under the Assumed Executory Contracts, arising after the Closing;

            (ii)  the post-petition trade payables or other liabilities incurred in the Ordinary Course of Business on or prior to February 7, 2003 as set forth on Schedule 2.2(a)(ii) (Post Petition Trade Payables) attached hereto, and such other post-petition trade payables and other liabilities incurred in the Ordinary Course of Business after February 7, 2003 as reflected on the Closing Balance Sheet, but in all cases expressly excluding any liabilities related to professional fees in connection with the Chapter 11 Case and expressly including all Outstanding Checks;

            (iii)  obligations to provide services or merchandise in respect to Customer Deposits;

            (iv)  the Assumed Plans and, to the extent not paid or contributed to the Assumed Plans as of the Closing Date, any benefit payment or contribution obligations under the Assumed Plans arising before the Closing Date (the recording of which shall be reflected on the Closing Balance Sheet);

            (v)  to the extent reflected on the Closing Balance Sheet, any obligations with respect to any unused vacation, sick leave, bonuses or commissions earned and accrued (to the extent not paid) as of the Closing Date with respect to the Transferred Employees

            (vi)  any severance obligations to the extent reflected on Schedule 2.8 attached hereto which have not been paid by Seller as of the Closing (the "Severance Obligations");

          (vii)  COBRA Obligations;

          (viii)  to the extent reflected on the Closing Balance Sheet, any obligations with respect to Transferred Employees' wages and salary earned and accrued (to the extent not paid) as of the Closing Date;

            (ix)  Purchase Orders and obligations of Seller to purchase goods, in each case incurred in the Ordinary Course of Business and existing on the Closing Date; and

            (x)  Unpaid Cure Costs.

          (b)  Notwithstanding anything in this Agreement to the contrary, Seller hereby acknowledges and agrees that Buyer is not assuming from Seller, or is in any way responsible for, the Unassumed Liabilities (as defined in Section 2.4 below).

          (c)  Section 2.2(a) above shall not limit any claims or defenses Buyer may have against any party other than Seller. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Buyer or Seller as compared to the rights and remedies which such Third Party would have had against Seller absent the Chapter 11 Case had Buyer not assumed such Assumed Liabilities.

        Section 2.3    Excluded Assets.    Notwithstanding anything to the contrary in this Agreement, the following assets of Seller shall be retained by Seller and are not being sold or assigned to Buyer hereunder (all of the following are referred to herein collectively as the "Excluded Assets"):

          (a)  any and all rights under avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, all rights and avoidance claims of Seller arising under Chapter 5 of the Bankruptcy Code (an "Avoidance Action" and, collectively, the "Avoidance Actions");

          (b)  the corporate charter, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of Seller and its Subsidiaries (other than HA-LO Europe) as a corporation;

          (c)  all Existing Contracts of Seller which are not Assumed Executory Contracts (it being understood that Existing Contracts of HA-LO Europe shall not be Excluded Assets hereunder) (the "Excluded Contracts");

          (d)  any rights of Seller under this Agreement;

          (e)  all cash and cash equivalents (including non-marketable securities and short-term investments) (collectively, "Cash") of Seller (it being understood that Cash of HA-LO Europe, Customer Deposits and Vendor Deposits shall not be Excluded Assets hereunder);

          (f)    all claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that Seller or Seller's bankruptcy estate may hold against any Person, foreign or domestic, under the Bankruptcy Code or applicable foreign or domestic non-bankruptcy law including, without limitation, (i) claims against a past or present officer or director of Seller for breach of fiduciary duty, waste of corporate assets or otherwise, (ii) claims for recovery of fraudulent transfers in connection with HA-LO's acquisition of Starbelly.com, (iii) claims against any party in connection with HA-LO's acquisition of Starbelly.com, and (iv) claims for recovery of the proceeds of Seller's Directors and Officers insurance policies for actions of Seller's directors and officers occurring prior to the Closing; provided, however, that this subset (f) of "Excluded Assets" shall not include claims, rights of action, suits or proceedings which Buyer may have relating to Acquired Assets or Assumed Liabilities;

          (g)  Seller's equity and debt interests in Promotional Marketing LLC, Premier Promotions and Marketing, Inc., One-To-One Integrated Technologies, Inc. and Starbelly.com, Inc.;

          (h)  Seller's Books and Records exclusively related to Excluded Assets;

          (i)    Seller's interest in the escrow account maintained at LaSalle Bank in connection with the appeal of the order allowing and directing HA-LO to pay CenterPoint Properties, Inc.'s or CenterPoint Trust's administrative claim;

          (j)    Seller's or a Subsidiary's rights to receive funds of any nature resulting from the prior sale of the assets or capital stock of Promotional Marketing LLC, Market USA, Inc., Lipson Alport Glass Associates, Inc., HA-LO Canada, Inc. or HA-LO's Detroit-based promotional products operation; and

          (k)  Outstanding Deposits.

        Section 2.4    No Other Liabilities Assumed.    Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyer will not assume any obligation of Seller, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, neither Buyer nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other Liability of Seller whatsoever, including, but not limited to the following (collectively, the "Unassumed Liabilities"):

          (a)  all Claims or Liabilities of Seller that relate to any of the Excluded Assets or Excluded Contracts;

          (b)  except for Unpaid Cure Costs, any cure obligations, costs and fees (pursuant to Section 365 of the Bankruptcy Code) with respect to any Assumed Executory Contract, including without limitation cure obligations with respect to Microsoft;

          (c)  Excluded Environmental Liabilities;

          (d)  other than the Assumed Liabilities, all Indebtedness of Seller;

          (e)  all obligations and Liabilities of Seller related to the right to or issuance of any capital stock or other equity interest of Seller, including, without limitation, any stock options or warrants;

          (f)    all Liabilities of Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of Seller or Seller's ownership or lease of any properties or assets or any properties or assets previously used by Seller, or other actions or omissions of Seller, whether known or unknown on the date hereof;

          (g)  all Liabilities of Seller for amounts due or which may become due or owing under the Leases or the Assumed Executory Contracts with respect to the period prior to Closing, whether known or unknown on the date hereof;

          (h)  all Liabilities of Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of Seller anywhere or Seller's ownership or lease of any properties or assets or any properties or assets previously used by Seller at any time, or other actions, omissions or events occurring prior to the Closing and which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any law, rule, regulation, treaty or other similar authority or (ii) relate to any and all Claims, disputes, demands, actions, liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character against Seller, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

          (i)    any Liability arising out of any action or proceeding commenced against Seller after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;

          (j)    other than with respect to the Assumed Liabilities and the Assumed Plans, all Claims or Liabilities (whether known or unknown) with respect to the Non-Transferred Employees or former employees of Seller, including, without limitation, payroll, vacation, sick leave, worker's compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, health care plans or benefits, or any other employee plans or benefits or other compensation of any kind to any employee, and obligations of any kind including, without limitation, any Liability pursuant to the WARN Act for any action or inaction prior to the Closing;

          (k)  except with respect to the Assumed Plans, any Liability arising under any Seller Employee Benefit Plan or any other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has any liability;

          (l)    except for those post-petition trade payables described in Section 2.2(a)(ii), all accounts payable arising prior to the Closing;

          (m)  any Liability under any Assumed Executory Contract which arises after the Closing but which arises out of or relates to any breach that occurred prior to the Closing;

          (n)  except for Assumed Executory Contracts, any Liability under any contract, agreement, lease, mortgage, deed of trust, indenture or other instrument of Seller;

          (o)  except for Assumed Executory Contracts and the Assumed Liabilities, any Liability under any employment, collective bargaining, severance, retention or termination agreement with any employee, consultant or contractor (or their representatives) of Seller;

          (p)  any Liability arising out of or relating to any grievance by current or former employees of Seller, whether or not the affected employees are hired by Buyer;

          (q)  any Liability of Seller to any shareholder or Affiliate of Seller;

          (r)  any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

          (s)  any Liability to distribute to Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

          (t)    any Liability arising out of or resulting from non-compliance with any law, ordinance, regulation or treaty by Seller;

          (u)  any Liability of Seller under this Agreement or any other document executed in connection herewith;

          (v)  any Liability of Seller based upon such Person's acts or omissions occurring after the Closing;

          (w)  any Liability of Seller for Taxes, including, without limitation, any Liability of Seller in respect of any amount of federal, state or other Taxes (including interest, penalties and additions to such Taxes and any liabilities relating to Taxes arising (i) as a result of Seller at any time being a member of an affiliated group (as defined in Section 1504(a) of the Code) and (ii) under any Tax allocation, sharing, indemnity, or similar agreement with any Person) which are imposed on or measured by the income of Seller for any period; and

          (x)  any Liability arising out of or resulting from actions taken by Seller prior to Closing related to the shutdown of any of its operations or facilities or the termination of any of its employees or independent contractors for the HA-LO U.S. Business, including any severance obligations (or the equivalent thereof) to the extent not reflected on the Pre-Closing Balance Sheet.

        The parties acknowledge and agree that disclosure of any Liability on any Schedule to this Agreement shall not create an Assumed Liability or other Liability of Buyer, except where such disclosed obligation has been expressly assumed by Buyer as an Assumed Liability in accordance with the provisions of Section 2.2 hereof.

        Section 2.5    Obligations in Respect of Required Consents.    To the extent that any Assumed Executory Contract is subject to a cure (pursuant to Section 365 of the Bankruptcy Code), Seller shall be responsible for and shall pay all cure obligations approved by the Bankruptcy Court or such cure shall be paid by Buyer and deducted from the Purchase Price. Seller hereby agrees and acknowledges that the foregoing provision is in addition to, and not in derogation of, any statutory or other remedy that Buyer may have against Seller.

        Section 2.6    Purchase Price.

          (a)  Purchase Price.    The purchase price for the Acquired Assets (in addition to the assumption of the Assumed Liabilities) (the "Purchase Price") shall be equal to:

              (i)  $14,000,000; minus

            (ii)  an amount equal to the Cash of Seller immediately prior to Closing (the amount determined by subtracting this clause (ii) from clause (i) above, the "Cash Portion"); plus

            (iii)  a secured promissory note of Netherlands Buyer in a principal amount of $5,000,000 (the "Term Note"), in the form and substance of Exhibit B attached hereto; plus

            (iv)  a contingent promissory note of Netherlands Buyer in the form and substance of Exhibit C attached hereto (the "Contingent Note").

The Purchase Price shall be adjusted prior to Closing in accordance with the provisions of Sections 2.7 and 2.8 herein and may be adjusted after the Closing in accordance with the provisions of Sections 2.9, 2.10 and 2.11 herein. The principal amount of the Term Note shall be reduced by (i) Unpaid Cure Costs, (ii) HA-LO Europe Distributions which do not reduce the Cash Portion pursuant to Section 2.7 hereof, (iii) Severance Obligations, (iv) COBRA Obligations and (v) the amount by which Closing Working Capital is less than $5,700,000, and the principal amount of the Term Note shall be increased by the amount by which Closing Working Capital is more than $8,500,000 (as adjusted, the "Principal Amount").

          (b)  Preliminary Purchase Price.    At the Closing, Delaware Buyer and Netherlands Buyer shall together pay Seller an aggregate amount in cash equal to the Cash Portion, as adjusted pursuant to Section 2.7 below, and Netherlands Buyer shall deliver to Seller the Term Note, as adjusted pursuant to Section 2.8 below, and the Contingent Note (the "Preliminary Purchase Price"). Notwithstanding the preceding sentence, upon written notice to Seller not less than five (5) days prior to the Closing, Buyer may pay a portion of the Preliminary Purchase Price by issuance of one or more promissory notes of Netherlands Buyer (or an affiliate thereof) to Seller, each in the form and substance of Exhibit J attached hereto (the "One-Day Notes"), and in an aggregate principal amount not to exceed the portion of the Purchase Price allocated to HA-LO Europe, which promissory note(s) shall be payable in full no later than the close of business on the next Business Day immediately following the Closing Date. At the Closing, Buyer shall deposit in an escrow account with a bank escrow agent designated by Seller an amount equal to the principal amount of the One-Day Notes and shall deliver and execute an irrevocable joint instruction letter in form and substance satisfactory to Seller directing the payment of the full amount of the escrowed funds to Seller as soon as practicable but in any event no later than the close of business on the next Business Day immediately following the Closing Date.

        Section 2.7    Pre-Closing Cash Portion Adjustment.

          (a)  On the day prior to the Closing Date, Seller shall prepare and deliver to Buyer a good faith estimate of the Cash of Seller as of the Closing (the "Estimated Seller Cash"). Estimated Seller Cash shall exclude Outstanding Checks (as defined below) and Outstanding Deposits (as defined below). Seller shall also use its reasonable best efforts to deliver to Buyer on the day prior to the Closing Date (1) a statement from each of Seller's banks setting forth a list of all deposits made by Seller as of the close of business on the day prior to the Closing Date which have not yet been fully credited to Seller's accounts and (2) a list of all checks written by

  Seller related to post-petition trade payables and other liabilities arising in the Ordinary Course of Business, but excluding payments for professional fees arising in connection with the Chapter 11 Case, which have not yet been debited to Seller's bank accounts as of the close of business on the day prior to the Closing Date.

              (i)  To the extent that the face amount of the checks in clause (2) above (the "Outstanding Checks") exceeds the face amount of the deposits in clause (1) above (the "Outstanding Deposits") and the amount of such excess is less than Estimated Seller Cash, then Estimated Seller Cash shall be reduced by the amount of such excess.

            (ii)  To the extent that Outstanding Checks exceed Outstanding Deposits by an amount greater than Estimated Seller Cash (such amount being referred to herein as "Negative Float"), then Estimated Seller Cash shall be reduced to zero and the Cash Portion shall be reduced by the amount of the Negative Float.

            (iii)  To the extent that Outstanding Deposits exceed Outstanding Checks, then Estimated Seller Cash shall be increased by the amount of such excess.

            (iv)  The Cash Portion shall be reduced by an amount equal to the Estimated Seller Cash, as adjusted pursuant to subparagraphs (i)-(iii) above, but only to the extent that Estimated Seller Cash is a positive number.

          (b)  On the day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the amount of HA-LO Europe Distributions, prepared in good faith by Seller and reasonably acceptable to Buyer. The Cash Portion shall be reduced by the amount of any HA-LO Europe Distributions. As used in this Agreement, "HA-LO Europe Distributions" shall mean the amount of Cash Distributions from HA-LO Europe to Seller or on behalf of Seller since August 31, 2002.

        Section 2.8    Pre-Closing Adjustment to Term Note.

          (a)  Pre-Closing Balance Sheet.    No later than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer an unaudited balance sheet of Seller as of the Closing Date, excluding Ha-Lo Europe (the "Pre-Closing Balance Sheet") and a reasonably detailed calculation of the Estimated Closing Working Capital, Unpaid Cure Costs, Severance Obligations and COBRA Obligations, in each case estimated and prepared in good faith by Seller, which calculations shall be reasonably acceptable to Buyer. The COBRA Obligations and Severance Obligations set forth on the Pre-Closing Balance Sheet shall not be materially different than the amounts set forth on Schedule 2.8 (Severance and COBRA Obligations) attached hereto. The Pre-Closing Balance Sheet shall be prepared by Seller in accordance with U.S. GAAP and shall fairly present in all material respects the financial position of Seller as of the date thereof.

          (b)  Adjustment.

              (i)  The principal amount of the Term Note shall be decreased by the sum of (1) Unpaid Cure Costs, (2) Severance Obligations, (3) COBRA Obligations and (4) the amount by which Estimated Closing Working Capital is less than $5,700,000.

            (ii)  The principal amount of the Term Note shall be increased by the amount by which Estimated Closing Working Capital is more than $8,500,000.

          (c)  As used in this Agreement:

            "COBRA Obligations" shall mean the net out-of-pocket cost to Buyer, determined by subtracting the total amount of premium payments received after the Closing by Buyer from the total amount of claims paid by Buyer, in satisfaction of the obligation to former employees of Seller (other than Transferred Employees and their eligible dependents) and formerly-eligible dependents of current or former employees of Seller who became entitled to COBRA coverage prior to the Closing Date to provide health continuation coverage in accordance with the requirements of COBRA.

            "Estimated Principal Amount" shall mean the aggregate principal amount of the Term Note issued at Closing, as adjusted pursuant to this Section 2.8.

            "Estimated Closing Working Capital" shall mean the Seller's good faith estimate of the Working Capital as of the close of business on the day immediately prior to the Closing Date, as reflected on the Pre-Closing Balance Sheet.

            "Working Capital" shall mean (A) the value of Accounts Receivable (excluding unbilled accrued receivables) net of allowance for doubtful accounts of Seller from any Customer plus Vendor Deposits and prepaid expenses, but excluding any Excluded Assets and assets of Ha-Lo Europe minus (B) the sum of accounts payable, accrued expenses (net of sales commissions advanced on current Purchase Orders), Customer Deposits, and other current liabilities, but excluding any liabilities which are Unassumed Liabilities, liabilities of HA-LO Europe, Outstanding Checks and Severance Obligations.

          (d)  If Seller amends, updates or modifies the Schedules to this Agreement pursuant to Section 6.1 hereof (except for updates required by the last sentence of Section 6.1), or if prior to Closing Buyer notifies Seller of any fact, event or circumstance requiring an update or modification to the Schedules or the breach of a representation and warranty herein, and the item(s) relating to such update, amendment, modification or breach, in Buyer's commercially reasonable judgment, is reasonably likely to have (i) a negative impact to the consolidated EBITDA of the HA-LO U.S. Business and HA-LO Europe Business of $100,000 or more, or (ii) a decrease in consolidated assets or an increase in consolidated liabilities of the HA-LO U.S. Business and HA-LO Europe Business in a net amount in excess of $100,000, in the case of the HA-LO U.S. Business to the extent not reflected in the calculation of Estimated Closing Working Capital and to the extent not required to be reflected in the calculation of Closing Working Capital, the full amount of the Loss (as defined in Section 11.1) related to such update shall be offset against the principal balance of the Term Note; provided, however, if Buyer and Seller agree on the amount of the Loss prior to Closing the principal balance of the Term Note shall be reduced by the amount of such Loss; provided, however, if the actual Loss incurred by

  Buyer is either more than or less than the amount by which the principal balance of the Term Note was decreased pursuant to this Section 2.8, then the principal balance of the Term Note shall be either increased or decreased, as the case may be, by the amount of such difference at the time the actual amount of the Loss is finally determined.

        Section 2.9    Post-Closing Cash Adjustment.

          (a)  Closing Cash Amount.    No later than ten (10) Business Days following the Closing Date, Seller shall deliver to Buyer a calculation of the Cash of Seller immediately prior to the Closing ("Closing Cash Amount"). Closing Cash Amount shall not include the face amount of all checks written by Seller prior to the Closing Date but not yet debited to Seller's bank accounts as of the date of calculation by Seller pursuant to this Section 2.9(a) and shall include the amount of all deposits made by Seller prior to the Closing Date which were not fully credited to Seller's bank accounts as of the Closing Date but which were fully credited to Seller's bank accounts as of the date of calculation by Seller pursuant to this Section 2.9(a). The calculation shall be accompanied by reasonably detailed schedules supporting the calculation of the Closing Cash Amount.

          (b)  Adjustment.

              (i)  If the Closing Cash Amount is less than the Estimated Seller Cash (as adjusted pursuant to Section 2.7) and Estimated Seller Cash is a positive number, then Buyer shall pay to Seller an amount equal to the difference, but in no event in excess of the amount by which the Cash Portion was reduced at Closing pursuant to Section 2.7 hereof, by wire transfer of immediately available funds to an account designated in writing to Buyer by Seller.

            (ii)  If the Closing Cash Amount is greater than the Estimated Seller Cash, then Seller shall pay to Buyer an amount equal to the difference by wire transfer of immediately available funds to an account designated in writing to Seller by Buyer.

          (c)  Disputed Cash Amount.    If Buyer shall disagree with Seller's calculation of the Closing Cash Amount, it shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within twenty (20) Business Days after Seller delivers the calculation of the Closing Cash Amount to Buyer. To the extent that any portion of the amount by which the Closing Cash Amount is in excess of the Estimated Seller Cash is not in dispute, Seller shall pay to Buyer such amount as is not in dispute by wire transfer of immediately available funds. To the extent that any portion of the amount by which the Closing Cash Amount is less than the Estimated Seller Cash is not in dispute, Buyer shall pay to Seller such amount as is not in dispute by wire transfer of immediately available funds.

          (d)  Resolution of Disputed Cash Amount.    Buyer and Seller shall use their reasonable efforts for a period of twenty (20) Business Days after Buyer's delivery of such notice (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Buyer with respect to the calculation of the Closing Cash Amount. If at the end of such period, Buyer and Seller are unable to resolve such disagreements, Buyer and Seller shall jointly select an independent auditor of recognized national standing (the "Auditor") to resolve any remaining disagreements. The determination by the Auditor shall be final, binding and conclusive on the parties. The Buyer and Seller shall use their reasonable efforts to cause the Auditor to make its determination within thirty (30) calendar days of accepting its selection. If Buyer and Seller are unable to mutually agree on an auditor, Buyer and Seller shall select a "big four" accounting firm by lot (after excluding one big-four accounting firm selected by each of Buyer and Seller). The fees and expenses of such Auditor shall be borne by Buyer and Seller in equal portion to the aggregate amount of all disputed items as to which such parties' claim was successful (i.e., if there are one million dollars of disputed items and the Auditor determines that Seller's claim prevails with respect to two hundred fifty thousand dollars of such disputed items and Buyer's claims prevail with respect to seven hundred and fifty thousand dollars of such disputed items, then Seller would be obligated to pay seventy-five percent of the fees and expenses and Buyer would be obligated to pay twenty-five percent of the fees and expenses).

        Section 2.10    Post Closing Adjustment to Term Note.

          (a)  Closing Balance Sheet.    No later than one hundred twenty (120) calendar days following the Closing Date, Buyer shall prepare and deliver to Seller (ii) a balance sheet of Seller dated the Closing Date, excluding Ha-Lo Europe (the "Closing Balance Sheet"), and (ii) a statement setting forth in reasonable detail its calculation of the Principal Amount and the components thereof, including Closing Working Capital. The Closing Balance Sheet shall be prepared by Buyer in accordance with U.S. GAAP and shall fairly present in all material respects the financial position of Seller. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Working Capital and the Principal Amount. The "Closing Working Capital" shall mean the Working Capital as finally determined pursuant to this Section 2.10. The "Final Principal Amount" shall mean the Principal Amount as finally determined pursuant to this Section 2.10.

          (b)  Adjustment.

              (i)  If the Final Principal Amount is less than the Estimated Principal Amount, then the principal amount of the Term Note shall be decreased by the amount of such deficiency.

            (ii)  If the Final Principal Amount is greater than the Estimated Principal Amount, then the principal amount of the Term Note shall be increased by the amount of such excess.

          (c)  Disputed Principal Amount.    If Seller shall disagree with Buyer's calculation of the Principal Amount and the components thereof it shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within twenty (20) Business Days after Buyer delivers the Closing Balance Sheet to Seller. To the extent that any portion of the amount by which the Final Principal Amount is less than the Estimated Principal Amount is not in dispute, then the principal amount of the Term Note shall be decreased by such amount as is not in dispute. To the extent that any portion of the amount by which the Final Principal Amount is more than the Estimated Principal Amount is not in dispute, then the principal amount of the Term Note shall be increased by such amount as is not in dispute.

          (d)  Resolution of Disputed Principal Amount.    Buyer and Seller shall use their reasonable efforts for a period of twenty (20) Business Days after Seller's delivery of such notice (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect to the calculation of the Principal Amount and the components thereof. If at the end of such period, Buyer and Seller are unable to resolve such disagreements, the Auditor shall resolve any remaining disagreements. The determination by the Auditor shall be final, binding and conclusive on the parties. The Buyer and Seller shall use their reasonable efforts to cause the Auditor to make its determination within twenty (20) Business Days following notification of the Auditor of the dispute. The fees and expenses of such Auditor shall be borne by Buyer and Seller in equal portion to the aggregate amount of all disputed items as to which such parties' claim was successful (i.e., if there are one million dollars of disputed items and the Auditor determines that Seller's claim prevails with respect to two hundred fifty thousand dollars of such disputed items and Buyer's claims prevail with respect to seven hundred and fifty thousand dollars of such disputed items, then Seller would be obligated to pay seventy-five percent of the fees and expenses and Buyer would be obligated to pay twenty-five percent of the fees and expenses).

        Section 2.11    Post-Closing COBRA Obligation Adjustment to Term Note.

          (a)  COBRA Obligation.    No later than the end of each six-month period following the Closing Date up to and including the second anniversary of the Closing Date, Buyer shall submit to Seller a calculation of the estimated amount of the COBRA Obligations of Buyer for the period from the Closing Date through and including the end of the statutory COBRA Period for all employees eligible for COBRA benefits under the COBRA Obligations (the "Estimated COBRA Obligation"). For avoidance of doubt, the final submission by Buyer pursuant to this Section 2.11(a) shall be on or prior to the second anniversary of the Closing Date. The calculation shall be accompanied by reasonably detailed schedules supporting the calculation of the Estimated COBRA Obligation.

          (b)  Adjustment.

              (i)  If the Estimated COBRA Obligation is less than the immediately prior Estimated COBRA Obligation, then the amount of such difference shall be added back to the principal balance of the Term Note.

            (ii)  If the Estimated COBRA Obligation is greater than the immediately prior Estimated COBRA Obligation, then the principal balance of the Term Note shall be reduced by an amount equal to the difference.

          (c)  Disputed COBRA Obligation.    If Seller shall disagree with Buyer's calculation of the Estimated COBRA Obligation, it shall notify Buyer of such disagreement in writing specifying in detail the particulars of such disagreement within twenty (20) Business Days after Buyer delivers the calculation of the Estimated COBRA Obligation to Seller. To the extent that any portion of the amount by which the Estimated COBRA Obligation is in excess of the immediately prior Estimated COBRA Obligation is not in dispute, the principal balance of the Term Note shall be reduced by such amount as is not in dispute. To the extent that any portion of the amount by which the Estimated COBRA Obligation is less than the immediately prior Estimated COBRA Obligation is not in dispute, then the principal amount of the Term Note shall be increased by such amount as is not in dispute

          (d)  Resolution of Disputed COBRA Obligation.    Buyer and Seller shall use their reasonable efforts for a period of twenty (20) Business Days after Seller's delivery of such notice (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect to the calculation of the Estimated COBRA Obligation. If at the end of such period, Buyer and Seller are unable to resolve such disagreements, the Auditor shall resolve any remaining disagreements. The determination by the Auditor shall be final, binding and conclusive on the parties. The Buyer and Seller shall use their reasonable efforts to cause the Auditor to make its determination within thirty (30) calendar days of notification of the dispute. The fees and expenses of such Auditor shall be borne by Buyer and Seller in equal portion to the aggregate amount of all disputed items as to which such parties' claim was successful (i.e., if there are one million dollars of disputed items and the Auditor determines that Seller's claim prevails with respect to two hundred fifty thousand dollars of such disputed items and Buyer's claims prevail with respect to seven hundred and fifty thousand dollars of such disputed items, then Seller would be obligated to pay seventy-five percent of the fees and expenses and Buyer would be obligated to pay twenty-five percent of the fees and expenses).

        Section 2.12    Interest Accrual on Term Note.    In the event of any post-Closing adjustment to the principal balance of the Term Note pursuant to the terms of Sections 2.9, 2.10, 2.11 or 11.1 hereof, the adjustment(s) shall be deemed to have occurred on the Closing Date for purposes of calculating accrued interest on the Term Note.

        Section 2.13    Allocation Schedule.    Buyer and Seller agree that as soon as reasonably practical after the Closing, the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Buyer and reasonably acceptable to Seller, which shall be prepared in a manner required by Section 1060 of the Code and other applicable laws and delivered by Buyer to Seller no later than forty-five calendar days (45) after the Closing. In connection with the Purchase Price Allocation Schedule, Seller and Buyer shall discuss in good faith the allocation of the Purchase Price in an attempt to reach agreement with respect thereto. Seller and Buyer shall prepare mutually acceptable and substantially identical initial and supplement IRS Forms 8594 "Asset Acquisition Statements under 1060" consistent with the Purchase Price Allocation Schedule (giving affect to mutually agreed upon adjustments through the allocations set forth in the Purchase Price Allocation Schedule as a result of any required adjustments to the Purchase Price).

        Section 2.14    Employee and Related Matters.

          (a)  Transferred Employees.    As of the Closing Date, each of the employees of Seller who are actively employed by Seller as of the Closing Date (the "Active Employees") shall be offered employment by Buyer; provided, however, Buyer shall not offer employment to any employees of Seller who, as of the Closing Date, are absent from active employment with Seller for any reason (including as a result of layoff, leave of absence, disability, illness or injury) or have been given notice of termination by Seller prior to the Closing Date (the "Inactive

  Employees" and, together with the Active Employees, the "Business Employees") unless (i) the Inactive Employee was absent from active employment with Seller as of the Closing Date solely on account of a short-term disability as determined under Seller's short-term disability plan, and (ii) such Inactive Employee qualifies to be actively employed by Buyer within a period of 90 days following the Closing Date. The Business Employees who accept employment with Buyer shall be referred to herein as "Transferred Employees." The Business Employees who are not offered employment with, or who do not accept employment from, Buyer shall be referred to herein as "Non-Transferred Employees." Buyer shall offer each of its Transferred Employees compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to such Transferred Employee by Seller immediately prior to Closing. Nothing in this Agreement shall limit Buyer's ability to modify the salary or wage level or terminate the employment of any Transferred Employee at any time and for any reason, including without cause. Buyer shall have no liability with respect to any Non-Transferred Employee or former employee of Seller except for any liabilities which arise under the Assumed Plans, but solely with respect to providing COBRA continuation coverage and the payments of benefits thereunder.

          (b)  Benefit Arrangement for Transferred Employees.    Prior to the Closing Date, Seller shall make all employee and employer contributions to the Seller Employee Benefit Plans for all periods of employee service prior to the Closing Date for all Business Employees. Effective as of the Closing Date, Buyer shall assume sponsorship of the Seller Employee Benefit Plans set forth on Schedule 2.14(b) attached hereto (collectively, the "Assumed Plans") on an ongoing basis, and shall assume all corresponding assets and liabilities thereunder. Eligible Transferred Employees shall continue to participate in the Assumed Plans in accordance with the terms and conditions of the plans. Nothing in this Agreement shall limit Buyer's ability to modify, terminate or merge the Assumed Plans at any time.

          (c)  Mutual Cooperation.    Seller shall provide promptly to Buyer, at Buyer's request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with Seller (and predecessors of Seller, as applicable) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 2.14.

          (d)  Payroll Taxes.    Buyer and Seller agree that the payroll taxes of the Transferred Employees shall be treated in accordance with the Alternate Procedure of Section 5 of Revenue Procedure 96-60.

ARTICLE III
CLOSING

        Section 3.1    Closing.    Upon the terms and conditions set forth herein and in the Sale Order, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Neal Gerber & Eisenberg, 2 North LaSalle Street, Chicago, Illinois, no later than three (3) Business Days following the entry of the Sale Order by the Clerk of the

Bankruptcy Court but in no event earlier than April 7, 2003, or at such other place as is mutually agreeable to the parties, or, if any of the conditions to closing set forth in Articles VII or VIII have not been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions by the Party entitled to the benefit thereof) on or prior to such date, on the third Business Day following the satisfaction or waiver of such conditions. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

        Section 3.2    Actions at Closing.    At the Closing, Seller and Buyer shall deliver and do (or cause to be delivered and done) the following:

          (a)  Instruments and Possession.    Seller shall deliver (or cause to be delivered) to Buyer:

              (i)  one or more bills of sale, in a form reasonably acceptable to Buyer, conveying in the aggregate all of the owned personal property of Seller included in the Acquired Assets (other than the HA-LO Europe Stock), duly executed by Seller;

            (ii)  a certified copy of the Sale Order;

            (iii)  all Books and Records of the Seller and all other tangible Acquired Assets owned by or in the possession of Seller (excluding any such items that are Excluded Assets);

            (iv)  appropriate documents providing for the assignment and assumption of the Assumed Executory Contracts and the Assumed Liabilities, duly executed by Seller;

            (v)  fully executed Intellectual Property assignments in the forms attached hereto as Exhibit D each in recordable form to the extent necessary to assign such rights;

            (vi)  details of and all documentation (original where appropriate) necessary to assert ownership and/or interests in all Seller Intellectual Property;

          (vii)  copies of any landlord waivers and landlord consents to leasehold mortgages or collateral assignments of leases received prior to the Closing Date;

          (viii)  duly executed and approved transfers in favor of Netherlands Buyer or its nominee(s) of the entire issued share capital of HMK International, HA-LO Belgium NV (Belgium) and HA-LO Marketing Ltd. (UK);

            (ix)  the share certificate(s) representing the entire issued share capital of the HA-LO Europe entities listed on Schedule 4.3(a) hereto other than HA-LO Italia, S.p.A. for which Seller shall deliver share certificate(s) representing its 54% ownership interest (or an express indemnity in a form satisfactory to Buyer in the case of any found to be missing);

            (x)  the certificate of incorporation, common seal, minute books, statutory registers and share certificate books of each of the HA-LO Europe entities listed on Schedule 4.3(a);

            (xi)  resignation letters of the directors, secretaries and auditors listed on Schedule 3.2(a) (Resignation Letters) attached hereto, which shall include an express waiver by each such director, secretary and auditor of any claim related to their position, and which shall confirm, in accordance with the applicable laws of the jurisdiction of the relevant entity, that there are no circumstances connected with their resignations which should be brought to the attention of the members or creditors of the relevant entity and that no fees are due to them;

          (xii)  written resolutions of the general meeting of shareholders of HMK International pursuant to which (1) HA-LO resigns as managing director of HMK International and (2) Netherlands Buyer is appointed as managing director of HMK International, both such resignations and appointment to be effective as of, and under the condition precedent of, the execution of the Deed of Transfer;

          (xiii)  the title deeds and related documents relating to the Owned Real Property as set forth in Schedule 4.24(a) attached hereto; and

          (xiv)  duly executed and approved transfers in favor of Netherlands Buyer or its nominee(s) of the shares of capital stock of China Wisdom Ltd. held in trust by Marc Simon.

          (b)  Instruments and Possession.    Buyer shall deliver to Seller:

              (i)  the Cash Portion, as adjusted pursuant to Section 2.7 herein, by wire transfer of immediately available funds to an account which has been designated by Seller to Buyer in writing not less than three (3) Business Days prior to the Closing;

            (ii)  the Term Note;

            (iii)  the Contingent Note;

            (iv)  certified copies of the resolutions of Buyer's board of directors (or other appropriate entity authority) approving the transactions contemplated by this Agreement;

            (v)  the Term Note Subordinated Guarantee Agreement;

            (vi)  the Contingent Note Subordinated Guarantee Agreement; and

          (vii)  the Security Agreement.

          (c)  Form of Instruments.    To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller.

          (d)  Deed of Transfer.    Seller shall transfer title to and ownership of the HMK International Shares to Buyer, which transfer shall be effectuated by execution of the Deed of Transfer at the offices and in the presence of civil notary Ms. C. Holdinga (or her substitute), holding office at Strawinskylaan 2001, 1077 ZZ Amsterdam, the Netherlands. HMK International shall acknowledge the transfer of the HMK International Shares by co-signing the Deed of Transfer.

        Section 3.3    Transaction Expenses.    Except as expressly provided herein (including with respect to the Breakup Fee and Expense Reimbursement payable by Seller in accordance with 0 hereof), each party shall bear its own costs and expenses, including attorney, accountant and other consultant fees, in connection with the execution and negotiation of this Agreement and the consummation of the transactions contemplated hereby. Seller shall bear the costs (including the civil notary's fees) of the preparation and execution of the Deed of Transfer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

        As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

        Section 4.1    Organization and Authorization.    HA-LO is duly organized, validly existing and in good standing (except due to unpaid franchise taxes) under the laws of the State of Delaware. Lee Wayne is duly organized, validly existing and in good standing under the laws of the State of Illinois. Subject to the entry of the Sale Approval Order, (i) this Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)), and (ii) each agreement or instrument which has been or shall be entered into or executed and delivered by Seller in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Seller, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Seller, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

        Section 4.2    No Violation.    Except as set forth on Schedule 4.2 (No Violation) attached hereto, and to the extent any of the foregoing is not enforceable due to operation of applicable bankruptcy law or the Sale Order, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller do not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any Third Party the right to modify, terminate or accelerate any obligation under, (v) result in the creation of any Lien upon any of the Acquired Assets or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the articles of incorporation, by-laws or other constitutive documents of Seller or any of its Subsidiaries or any agreement or instrument to which Seller or any of its Subsidiaries is bound or affected, or any law, statute, Order, rule or regulation to which Seller or any of its Subsidiaries is subject.

        Section 4.3    Subsidiaries

          (a)  Except as set forth on Schedule 4.3(a) (Subsidiaries) attached hereto, neither Seller nor any Subsidiary owns, directly or indirectly, any stock, partnership interest, joint venture interest or other security or interest in any other Person. Each Person listed on Schedule 4.3(a) (the "Seller Subsidiaries") is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, as the case may be. Each Seller Subsidiary has all requisite corporate power and authority to own, lease and operate the properties now owned, leased or operated by it and to carry on its business as currently conducted and as currently proposed to be conducted. Each Seller Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its business requires such qualification except where such failure to do so would not have a Material Adverse Effect. No Seller Subsidiary is in default under or in violation of any material provision of its charter, by-laws or other governing documents. The duly authorized capital stock or other equity interests of each Seller Subsidiary is set forth on the attached Schedule 4.3. There are no other classes or series of shares of capital stock or other equity interests of the Seller Subsidiaries. All of the outstanding shares of capital stock of the Seller Subsidiaries are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of shareholders, and all other equity interests are duly authorized, validly issued and fully paid. Except as set forth on Schedule 4.3(a), there are no outstanding subscriptions, options, rights, warrants, puts, calls or other agreements or commitments of any type (i) obligating Seller or a Seller Subsidiary to issue, sell or transfer any shares of capital stock or other equity interests of any Seller Subsidiary, any securities convertible into shares of capital stock or other equity interests of any Seller Subsidiary, or any other rights to acquire shares of capital stock or other equity interests of any Seller Subsidiary; (ii) obligating Seller or any Seller Subsidiary to grant, offer or enter into any of the foregoing; or (iii) relating to the voting or control of any equity interests of the Seller Subsidiaries owned by Seller. No Seller Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire any shares of its capital stock or any of its equity interests. Except for HA-LO Italia S.p.A. and One-to-One Integrated Technologies, Inc., Seller or the relevant Seller Subsidiary, as the case may be, owns, directly or indirectly, beneficially and of record, and has valid title to all of the outstanding capital, capital stock or other equity interests of each of the Seller Subsidiaries, free and clear of all Liens. Except as set forth on Schedule 4.14, to Seller's Knowledge, none of the Seller Subsidiaries has at any time given any financial assistance in contravention of any applicable law.

          (b)  None of the officers or employees of the Seller Subsidiaries has by any act or default committed (i) any criminal/unlawful acts in connection with the HA-LO U.S. Business or the HA-LO Europe Business, (ii) any breach of trust in relation to the HA-LO U.S. Business or the HA-LO Europe Business or the affairs of any of the Seller Subsidiaries, or (iii) any breach of contract or statutory duty or any tortuous act which could entitle any Third Party to terminate any material contract to which any of the Seller Subsidiaries is a party or could lead to a material claim against any of the Seller Subsidiaries for damages, compensation or any injunction.

          (c)  None of the Seller Subsidiaries have acquired any assets on terms which were not by way of bargain at arm's length.

          (d)  The Seller Subsidiaries do not infringe and have not infringed any legislation applicable in any jurisdiction relating to anti-competitive agreements or practices or behavior or any similar matter.

          (e)  The Seller (i) is not, in relation to any of the Seller Subsidiaries or their respective businesses, bound by or party to any order or decision made or undertakings (binding or not) given to any Governmental Authority, under or in any law, regulation or administrative process relating to fair competition, anti-trust, monopolies, mergers or other similar matter, and (ii) has not, in relation to any of the Seller Subsidiaries or their respective businesses, been party to any merger or other similar arrangement which was capable of review by any anti-trust or similar authorities in any jurisdiction.

          (f)    The copy of the memorandum and articles of association or other equivalent constitutive document of each of the Seller Subsidiaries delivered to Buyer are accurate and complete in all material respects and have been filed with the relevant register; all statutory books and registers required by law of each of the Seller Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received and all returns and particulars, resolutions and other documents which each of the Seller Subsidiaries are required by law to file with or deliver to any relevant authority have been correctly made up and duly filed or delivered.

          (g)  None of the Seller Subsidiaries has been dissolved, liquidated or wound-up and no action or request is pending to accomplish such a dissolution, liquidation or winding-up. None of the Seller Subsidiaries has been declared bankrupt and no action or request is pending to declare any such company bankrupt. None of the Seller Subsidiaries has filed for or has been granted an official suspension of payments. Except as set forth on Schedule 4.3(g), during the past three years, none of the Seller Subsidiaries is or has in the past been a party to any merger or demerger.

          (h)  Except as set forth in Schedule 4.3(h), there are no outstanding powers of attorney (express or implied) by which any Person (other than officers or employees of the Seller Subsidiaries in the proper performance of their duties) may enter into any material contract or commitment to do anything on behalf of any of the Seller Subsidiaries.

          (i)    None of the Seller Subsidiaries is a party to any collective employment agreement arrangement, or understanding with trade unions or other employee representation bodies, including, without limitation, any works council.

        Section 4.4    Dutch Subsidiaries.

          (a)  The shareholders of the Dutch Subsidiaries hold all rights with respect to profit-sharing or the distribution of assets upon the dissolution and liquidation (ontbinding en vereffening) of the Dutch Subsidiaries.

          (b)  No resolution has been adopted with regard to a redemption (intrekking) of and/or repayment on the Dutch Shares nor has there been any repayment on such Shares since December 31, 2001. No depository receipts representing the Dutch Shares (certificaten van oondeler) have been issued.

          (c)  The conditions of section 247 of Book 2 BW (Dutch Civil Code) have been complied with.

          (d)  None of the Dutch Subsidiaries is or was part of a fiscal unity for corporate income tax purposes and/or for value added tax purposes.

          (e)  None of the Dutch Subsidiaries holds shares in its own capital.

          (f)    HMK International is exempt under the provisions of the Exemption Regulation dated 26 June 2002 relating to the Act on the Supervision of the Credit System 1992 (Vrijstellingsregeling wet toezicht kredietwezen 1992) from the prohibition (of operating without a banking license) laid down in section 6 subsection 1 of such Act and HMK International has at all relevant times been in compliance with the applicable requirements under such Exemption Regulation.

        Section 4.5    Governmental Consents and Approvals.    Schedule 4.5 (Authorizations and Permits) attached hereto lists all of the material Permits used in the operation of the HA-LO U.S. Business and HA-LO Europe Business. Except for the Sale Order, there are no consents, waivers, agreements, approvals, permits or authorizations of, or declarations, filings, notices or registrations to or with, any Governmental Authority required to be made or obtained by Seller or the Seller Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to so obtain would not be reasonably expected to have a Material Adverse Effect.

        Section 4.6    Title to Assets.

          (a)  Except as set forth on Part A of Schedule 4.6 (Title to Assets) attached hereto, Seller or the Seller Subsidiaries (as the case may be) have good and marketable title to, or a valid leasehold interest in, the Acquired Assets and the assets of the Seller Subsidiaries, free and clear of all Liens except for Permitted Liens.

          (b)  Except as set forth on Part B of Schedule 4.6, the Acquired Assets and the assets of the Seller Subsidiaries (excluding Inventory) are in the aggregate in such operating condition and repair (ordinary wear and tear excepted) to conduct the business of Seller and the Seller Subsidiaries and are fit for use in the Ordinary Course of Business.

          (c)  Seller or the Seller Subsidiaries (as the case may be) own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the HA-LO U.S. Business and the HA-LO Europe Business as presently conducted. The Acquired

  Assets constitute all of the assets, agreements, licenses and properties owned by Seller (other than the Excluded Assets) and the Acquired Assets and the assets of the Seller Subsidiaries constitute all assets, agreements, licenses and properties necessary to conduct the HA-LO U.S. Business and HA-LO Europe Business as presently conducted.

          (d)  Subject to Bankruptcy Court approval, Seller has the power and the right to sell, assign and transfer and Seller will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement Buyer will acquire, good and marketable title to the Acquired Assets and the assets of the Seller Subsidiaries, free and clear of all Liens other than Permitted Liens.

        Section 4.7    Financial Information.

          (a)  Seller has furnished to Buyer the Pro Forma Information, which is attached hereto as Schedule 4.7 (Pro Forma Information). The Pro Forma Information was prepared from Seller's books and records, are presented in accordance with U.S. GAAP and, to the extent they reflect prior periods, are true and correct in all material respects.

          (b)  Seller may be obligated to restate its audited financial statements for the three years ending December 31, 2000 and may restate the results for the first quarter of 2001. The information that may be restated will not have any effect on the Pro Forma Information.

        Section 4.8    No Changes.    Except as set forth in Schedule 4.8 (Changes) attached hereto, since October 31, 2002, Seller has operated the HA-LO U.S. Business, and Seller and the Seller Subsidiaries have operated the HA-LO Europe Business, in the Ordinary Course of Business and there has not been any occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business or which has had or would be reasonably likely to have a Material Adverse Effect.

        Section 4.9    Legal Compliance.    Each of Seller and the Seller Subsidiaries has complied in all material respects, and is in material compliance, with all applicable laws, ordinances, rules, requirements and regulations of foreign, federal, state and local governments and agencies thereof relating to the operation of HA-LO U.S. Business and the HA-LO Europe Business and the ownership of the Acquired Assets and the assets of the Seller Subsidiaries, including, but not limited to, laws, ordinances, rules, requirements and regulations relating to data protection and/or privacy, and no notices have been received by, and no claims have been filed against, Seller or any Seller Subsidiary alleging a material violation of any such laws, ordinances, rules, requirements or regulations.

        Section 4.10    Computers and Software.    Set forth on Schedule 4.10 (Computers and Software) attached hereto are all of Seller's computer systems and software used in or with respect to the HA-LO U.S. Business, with a notation of whether they are licensed or owned and whether they are part of the Acquired Assets.

        Section 4.11    Contracts.    Schedule 4.11 (Material Contracts) lists the following Existing Contracts:

          (a)  any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for annual lease payments in excess of $50,000;

          (b)  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss, or involve consideration in excess of $50,000 per annum;

          (c)  any agreement concerning confidentiality or nondisclosure;

          (d)  any agreement which prohibits Seller or any Seller Subsidiary from freely engaging in business anywhere in the world;

          (e)  any collective bargaining agreement;

          (f)    any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation (whether in base salary, commission or bonus) in excess of $100,000 or providing severance benefits;

          (g)  any guaranty or undertaking to be liable for the debts of others;

          (h)  any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

          (i)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000 per annum for Seller or any Seller Subsidiary;

          (j)    any agreement relating to ownership of or investments in any Person (including investments in joint ventures and minority equity investments); and

          (k)  all agreements relating to the licensing of Seller Intellectual Property by the Seller or any of its Subsidiaries to a Third Party or by a Third Party to the Seller or any of its Subsidiaries and all other agreements affecting any of the Seller's or any Seller Subsidiaries' ability to use or disclose any Seller Intellectual Property.

        Seller has delivered to Buyer a correct and complete copy of each written agreement and a written summary setting forth the terms and conditions of each oral agreement listed in Schedule 4.11. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) subject to entry of the Sale Order, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) Seller (or the Seller Subsidiary, as applicable) is not in breach or default in any material respect, (D) to Seller's Knowledge, no other party is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating.

        Section 4.12    Employee Matters.    Schedule 4.12 (Employee Matters) attached hereto is a list of all employees (including independent contractors) working for Seller and the Seller Subsidiaries as of the date of this Agreement and sets forth all severance benefits to which such employees may be entitled. Seller has furnished to Buyer true and complete copies of all written employment contracts for employees of the HA-LO U.S. Business and HA-LO Europe Business. Except as set forth on Schedule 4.12, no employee has given notice of termination of his or her employment contract or is under notice of dismissal, and no Seller Subsidiary has offered a contract of employment with annual compensation in excess of $100,000 per annum to any person, which offer remains outstanding. Each Seller Subsidiary has complied with all applicable legislation, regulations and codes of practice relevant to its employees (and independent contractors or consultants) and has discharged all obligations and liabilities to pay salary and other benefits to its employees (and independent contractors or consultants).

        Section 4.13    Tax Matters.    Except as set forth on Schedule 4.13 (Tax) attached hereto: (a) Seller and each Seller Subsidiary have timely filed all Tax Returns which they are required to file; (b) all such Tax Returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax liabilities of Sellers and the Seller Subsidiaries; (c) all Taxes, assessments and other governmental charges imposed upon Sellers and the Seller Subsidiaries (whether or not required to be shown on a Tax Return), have been timely paid or, if not yet payable, will be timely paid; (d) there are no actual or proposed Tax deficiencies, assessments or adjustments with respect to the Seller or any Subsidiary; (e) there is no action, suit, investigation, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened against or with respect to Seller or any Subsidiary; (f) no Seller or any Subsidiary is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and no Seller or any Subsidiary has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (g) no claim has ever been made by a taxing authority in a jurisdiction where a Seller or any Subsidiary does not pay Taxes or file Tax Returns that such Seller or Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (h) Seller and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other Third Party; (i) each Seller Subsidiary has kept sufficient records as required by any applicable legislation relating to Taxes; and (j) Schedule 4.13 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller and each Subsidiary is required to file Tax Returns.

        Section 4.14    HA-LO – Europe.

          (a)  The December 31, 2001 HA-LO Europe consolidated financial statements (collectively, the "HA-LO Europe Financial Statements") attached hereto as Exhibit E (i) have been prepared from and are in agreement in all material respects with the books, records and accounts of HA-LO Europe, as applicable, (ii) have been prepared in all material respects and in substantial accordance with the rules and regulations of generally accepted accounting principles as in effect in such jurisdiction, and (iii) fairly present, in all material respects, the financial position and results of operations of HA-LO Europe as of the dates thereof.

          (b)  Except as disclosed in Schedule 4.14(b) (HA-LO Europe Financials) attached hereto, (i) since December 31, 2001, there has not been and the Seller has no

  Knowledge of any facts (excluding general economic and political conditions and other publicly known events, occurrence or developments) that are not reflected in the HA-LO Europe Financial Statements or are reasonably likely to result in any Material Adverse Effect, (ii) since December 31, 2001 through the date hereof, there has not been any material change by HA-LO Europe in its accounting methods, principles or practices, (iii) all Cash Distributions or similar distributions in kind made by HA-LO Europe to Seller or on behalf of Seller prior to December 31, 2001 have been made in accordance with the relevant articles of association or equivalent constitutive document of such entity and all applicable laws and regulations and (iv) since December 31, 2001, HA-LO Europe has not made a Cash Distribution or similar distribution in kind to Seller or on behalf of Seller.

          (c)  Schedule 4.14(c) attached hereto lists the Indebtedness of HA-LO Europe (other than bank overdrafts) by creditor and amount owed.

          (d)  Schedule 4.14(d) attached hereto set forth the estimated balance sheet and income statement of HA-LO Italia, S.p.A. ("HA-LO Italy") as of, and for the 12-month period ended, December 31, 2002 (the "HA-LO Italy Financial Statements"). The HA-LO Italy Financial Statements fairly present, in all material respects, the financial position and results of operations of HA-LO Italy as of, and for the 12-month period ended, December 31, 2002. The financial position and results of operations of HA-LO Italy as of the Closing Date, and for the 12-month period ending on the Closing Date, shall be no less favorable than the financial position and results of operations of HA-LO Italy reflected in the HA-LO Italy Financial Statements.

          (e)  Buyer shall not have any Liability arising out of or resulting from the shutdown or closure of any offices or operations of HA-LO AS or HA-LO Finland Oy, in each case in excess of such Subsidiary's net assets.

        Section 4.15    No Return.    Except as disclosed in Schedule 4.15, neither Seller nor any other entity forming part of HA-LO Europe is liable under any applicable law to transfer or to return any asset held by it to another Person or to compensate another Person in respect of that asset.

        Section 4.16    Cure Amounts.    Schedule 4.16 (Cure Amounts) attached hereto sets forth all of the costs of cure to be satisfied for purposes of Seller's assumption and assignment to Buyer of the Assumed Executory Contracts under Section 365 of the Bankruptcy Code.

        Section 4.17    Bank Accounts.    Schedule 4.17 (Bank Accounts) attached hereto lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for Seller and the Seller Subsidiaries.

        Section 4.18    Brokers.    Except as set forth on Schedule 4.18 (Brokers) attached hereto, neither Seller nor any Seller Subsidiary has incurred any liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Buyer shall have no Liability for any such commission set forth on Schedule 4.18.

        Section 4.19    Intellectual Property.    Schedule 4.19 (Intellectual Property) sets forth a complete and correct list of all of the following that are owned by Seller and its Subsidiaries or used by Seller and its Subsidiaries for the purposes of, in the conduct of or in connection with the HA-LO U.S. Business and HA-LO Europe Business:

          (a)  patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property;

          (b)  material unregistered trademarks, material unregistered service marks, trade names, corporate names, and Internet domain names;

          (c)  material unregistered copyrights;

          (d)  computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate); and

          (e)  any other material Intellectual Property.

Except as set forth on Schedule 4.19:

              (i)  Each of the Seller and the Seller Subsidiaries owns and possesses all right, title and interest in and to the Seller Intellectual Property set forth on Schedule 4.19 indicated as being owned by such entity, and owns and possesses all, right, title and interest in and to, or has a valid and enforceable license to use pursuant to a written license agreement set forth on the Contracts Schedule, all other Seller Intellectual Property. The Seller Intellectual Property constitutes all of the Intellectual Property necessary to operate the HA-LO U.S. Business and HA-LO Europe Business as presently conducted and as presently proposed to be conducted;

            (ii)  Neither the Seller nor any Seller Subsidiary has infringed, misappropriated or otherwise conflicted with, nor will the operation of the HA-LO U.S. Business or HA-LO Europe Business as currently conducted or as currently proposed to be conducted infringe, misappropriate or otherwise conflict with, any Intellectual Property of any Third Party, neither the Seller nor any Seller Subsidiary is aware of any facts that indicate a likelihood of any of the foregoing and neither the Seller nor any Seller Subsidiary has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any Third Party);

            (iii)  To Seller's Knowledge, no Third Party has infringed, misappropriated or otherwise conflicted with any of the Seller Intellectual Property and the Seller and Seller Subsidiaries are not aware of any facts that indicate a likelihood of any of the foregoing;

            (iv)  All of the Seller Intellectual Property is valid and enforceable and none of the Seller Intellectual Property has been misused, no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller's or any Seller Subsidiaries' rights in any Seller Intellectual Property has been made, is currently outstanding or is threatened, and there are no grounds for the same;

            (v)  To Seller's Knowledge, immediately subsequent to the Closing, the Seller Intellectual Property will be owned by or available for use by Buyer on terms and conditions identical to those under which Seller and Seller Subsidiaries owned or used the Seller Intellectual Property immediately prior to the Closing;

            (vi)  To Seller's Knowledge, Seller's and the Seller Subsidiaries' information technology used in connection with the HA-LO U.S. Business and HA-LO Europe Business, whether proprietary, licensed or otherwise, including, without limitation, all software, hardware and systems, is free from material defects and operational in all material respects, and is sufficient to support the HA-LO U.S. Business and HA-LO Europe Business as presently conducted and as presently proposed to be conducted; and

          (vii)  Seller and the Seller Subsidiaries hold all necessary data protection registrations and have complied in all material respects with their obligations under all applicable data protection legislation.

        Section 4.20    Environmental, Health, and Safety Matters.    Except as set forth on Schedule 4.20 (the Environmental, Health and Safety Schedule) attached hereto:

          (a)  Each of the Seller, the Seller Subsidiaries, and their respective Affiliates has complied in all material respects and is in material compliance with all Environmental Laws, and has obtained and complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business. A list of all permits, licenses and other authorizations obtained by the Seller, the Seller Subsidiaries, and their respective Affiliates is set forth on Schedule 4.20.

          (b)  Neither the Seller, the Seller Subsidiaries, nor their respective Affiliates has received any written or, to the Knowledge of Seller, oral notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Laws.

          (c)  To the Knowledge of Seller, none of the following exists at any property or facility owned or operated by the Seller or the Seller Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

          (d)  None of the Seller, the Seller Subsidiaries, or their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) other than in accordance with Environmental Laws, in a manner so as to give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, corrective or remedial obligations; pursuant to

  CERCLA, the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws.

          (e)  Neither the Seller, the Seller Subsidiaries, nor any of their respective Affiliates has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

          (f)    The Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Seller and the Seller Subsidiaries and their respective Affiliates, which are in its possession, custody or control.

        Section 4.21    Employee Benefit Plans.

          (a)  Except as set forth on Schedule 4.21 (Employee Benefit Plans) attached hereto, Seller does not maintain, contribute to or have any liability with respect to (i) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (ii) any other plan, program, policy, practice, arrangement or contract providing benefits or payments to current or former employees (or to their beneficiaries or dependents) of Seller, including any bonus plan, plan for deferred compensation, nonqualified retirement plan, severance plan, employee health or other welfare benefit plan or other arrangement. For purposes of this Section 4.21, "Seller" shall be deemed to include any entity required to be aggregated in a controlled group or affiliated service group with any Seller for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time. Each item listed on Schedule 4.21 is referred to herein as a "Seller Employee Benefit Plan."

          (b)  Each Seller Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the "IRS") that such Seller Employee Benefit Plan is qualified under Section 401(a) of the Code, and nothing has occurred since the date of such determination that is reasonably likely to adversely affect the qualification of such Seller Employee Benefit Plan.

          (c)  Except as set forth on Schedule 4.21, none of the Seller Employee Benefit Plans obligates Seller to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of any Seller Employee Benefit Plan or Section 280G of the Code.

          (d)  Each Seller Employee Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance, in all material respects, with its respective terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code. There are no pending or, to the knowledge of Seller, threatened actions, suits, investigations or claims with respect to any Seller Employee Benefit Plan.

          (e)  Seller has complied, in all material respects, with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the

  Code ("COBRA"); and Seller has no obligation under any Seller Employee Benefit Plan or otherwise to provide post employment health or life insurance benefits to current or former employees of Seller or to any other person, except as specifically required by COBRA.

          (f)    Neither Seller nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the Seller Employee Benefit Plans which could subject any such Seller Employee Benefit Plan (or its related trust) or Seller or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

          (g)  Except as set forth on Schedule 4.21, neither the Seller nor any Seller Subsidiary maintain any employee benefit plan which provides benefits to any employee or former employee (or to their beneficiaries or dependents) employed outside the United States (the "Non U.S. Plans"). Each Non U.S. Plan complies in form and operation in all material respects with the applicable laws and regulations of the governing jurisdiction and has been administered in accordance with the rules of the Non U.S. Plans.

          (h)  With respect to each Seller Employee Benefit Plan and each Non U.S. Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet and reflected on the Closing Balance Sheet.

        Section 4.22    Undisclosed Liabilities.    Neither Seller nor any Seller Subsidiary has any Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under executory contracts or commitments described on Schedule 4.11 hereto or under executory contracts entered into in the Ordinary Course of Business and not required to be disclosed on Schedule 4.11 due to specified dollar thresholds (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) and (iv) liabilities incurred by Seller prior to the Petition Date and for which Buyer will not be responsible (whether pursuant to successor liability theories or otherwise).

        Section 4.23    Insurance.    True, complete and correct copies of each insurance policy maintained by Seller and the Seller Subsidiaries have been delivered to Buyer. All of Seller's and the Seller Subsidiaries' insurance policies are in full force and effect, and neither Seller nor any Seller Subsidiary is in default with respect to its obligations under any of such insurance policies and all premiums with respect to such insurance policies have been paid and no notice of cancellation or termination has been received by Seller or any Seller Subsidiary with respect to such insurance policies. The reserves set forth on the Latest Balance Sheet are adequate (and the reserves to be set forth on the Closing Balance Sheet will be adequate) to cover all anticipated liabilities with respect to any self-insurance or co-insurance programs of Seller and the Seller

  Subsidiaries; provided that the Seller will not be liable for the first $150,000 of Losses resulting from the breach of this sentence.

        Section 4.24    Real Property.

          (a)  Owned Real Property.    Schedule 4.24(a) attached hereto sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (A) Seller or Seller's Subsidiary (as applicable) has good and marketable title and record and beneficial ownership to such Owned Real Property, which shall be free and clear of all liens and encumbrances as of the Closing Date, except Permitted Liens, (B) except as set forth in Schedule 4.24(a), Seller or Seller Subsidiary (as applicable) has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (D) Seller or Seller Subsidiary (as applicable) is not a party to any agreement or option to purchase any real property or interest therein relating to the HA-LO Europe Business.

          (b)  Leased Real Property.    Schedule 4.24(b) (Leased Real Property) attached hereto sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property. The Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.24(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the assignment of the Lease to Buyer pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Seller's or Seller Subsidiary's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to Seller's Knowledge, there are no disputes with respect to such Lease; (iv) neither the Seller or Seller Subsidiary nor to Seller's Knowledge any other party to the Lease is in breach or default under such Lease, and to Seller's Knowledge no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Seller nor any Seller Subsidiary owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease; (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Seller or any Seller Subsidiary; (viii) neither the Seller nor any Seller Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) neither the Seller nor any Seller Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein; (x) neither Seller nor any Seller Subsidiary has made any alterations to the Leased Real Property that will require reinstatement at the expiration of the applicable Lease; and (xi) there are no Liens on the estate or interest created by such Lease.

          (c)  Leasehold Improvements.    Schedule 4.24(c) (Leasehold Improvements) attached hereto sets forth a description of all material Leasehold Improvements for each Leased Real Property. The Seller or Seller Subsidiary (as applicable) has good and marketable title to the Leasehold Improvements, free and clear of all Liens, except Permitted Liens, and other than the right of Buyer pursuant to this Agreement and rights of the lessors under the Leases, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. To Seller's Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and, there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the HA-LO U.S. Business or the HA-LO Europe Business.

          (d)  Real Property Used in the Business.    The Owned Real Property identified in Schedule 4.24(a), the Leased Real Property identified in Schedule 4.24(b) and the Leasehold Improvements identified in Schedule 4.24(c) (collectively, the "Real Property") comprise all of the real property used or intended to be used in, or otherwise related to, the HA-LO U.S. Business and the HA-LO Europe Business.

          (e)  Compliance with Laws.    To Seller's Knowledge, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the "Real Property Laws"), and the current use or occupancy of the Leased Real Property or operation of the HA-LO U.S. Business or HA-LO Europe Business thereon does not violate any Real Property Laws. Neither the Seller nor any Seller Subsidiary has received any written notice of violation of any Real Property Law and, to the Seller's Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation. There is no pending or, to the Seller's Knowledge, anticipated change in any Real Property Law that will have a material adverse effect on the ownership, lease, use or occupancy of any Real Property or any portion thereof in the continued operation of the HA-LO U.S. Business or HA-LO Europe Business.

          (f)    Access.    Each parcel of Leased Real Property has direct access to an adjoining public street, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property.

          (g)  Availability of Utility Services.    All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the HA-LO U.S. Business or HA-LO Europe Business (as the case may be) as currently conducted thereon, and all hook-up fees or other similar fees or charges have been paid in full. To Seller's Knowledge, each such utility service enters the Leased Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Leased Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Leased Real Property.

        Section 4.25    Suppliers.    There are no suppliers of products or services to Seller or the Seller Subsidiaries that are material to the HA-LO U.S. Business or HA-LO Europe Business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace. During the one hundred eighty (180) days prior to the date hereof, no supplier of products or services to Seller or the Seller Subsidiaries has notified Seller or any Seller Subsidiary that it intends to terminate its business relationship with Seller or such Seller Subsidiary, and Seller does not have Knowledge of any dispute with any material supplier of products or services to Seller or the Seller Subsidiaries.

        Section 4.26    Customers.    Seller has provided Buyer with a true and accurate list of the names and addresses of the top twenty (20) customers of Seller and the Seller Subsidiaries (on a consolidated basis) (by dollar volume of sales to such customers) for the fiscal year ended December 31, 2001, and for the nine-month period ended September 30, 2002 (the "Material Customers"). Except as set forth on Schedule 4.26 (Customers) attached hereto, neither Seller nor any Seller Subsidiary has received any indication from any Material Customer that such customer intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from Seller or any Seller Subsidiary (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Unilever Bestfoods Nederland ("Unilever") has not informed Seller or any Seller Subsidiary or given any indication to Seller or any Seller Subsidiary that it intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from Seller or any Seller Subsidiary (whether as a result of the consummation of the transactions contemplated hereby, the product liability dispute involving HA-LO Europe, Unilever and Tetris BV or otherwise).

        Section 4.27    Accounts Receivable.    Each note and account receivable arising from services and/or sales by Seller and the Seller Subsidiaries, whether or not earned thereby on the date hereof or on the Closing Date, constitutes a bona fide receivable resulting from a bona fide sale to a customer in the Ordinary Course of Business on commercially reasonable terms, the amount of which was actually due on the date thereof and is not subject to any valid counterclaim or setoff. To Seller's knowledge, reserves established for doubtful accounts are adequate to reflect uncollectible receivables.

        Section 4.28    Litigation.    Except (i) as set forth on Schedule 4.28 (Litigation) attached hereto, (ii) as set forth in Seller's schedules and statement of financial affairs filed with the Bankruptcy Court, (iii) as set forth on the claims docket maintained by the Bankruptcy Court, and (iv) for matters which are in amounts less than $200,000, (a) there are no actions, suits, proceedings, orders, arbitrations or investigations pending or, to the best of Seller's Knowledge, threatened against Seller or any Seller Subsidiary or affecting the Acquired Assets, the assets of the Seller Subsidiaries or the directors of the Seller Subsidiaries, at law or in equity, or before or by any Governmental Authority and (b) neither Seller, the Acquired Assets, the assets of the Seller Subsidiaries or any Seller Subsidiary is subject to any outstanding injunction, order, judgment, decree, ruling or charge and there is no reasonable basis known to Seller for any of the foregoing.

        Section 4.29    Inventory.    Except for Inventory which is in transit in the Ordinary Course of Business, there is no material amount of Inventory in the possession of a party other than Seller or its Subsidiaries.

        Section 4.30    Letters of Credit.    Seller is not a party to or obligated under any letters of credit or credit acceptances or any similar type instrument.

        Section 4.31    As Is.    Except as expressly set forth herein, the Acquired Assets are sold As Is, Where Is, and except for the representations and warranties set forth in this Article IV, no other representation or warranty is made hereby, including a warranty of fitness for a particular purpose or otherwise.

        Section 4.32    Closing Date.    All of the representations and warranties of Seller contained in this Article IV and elsewhere in this Agreement and all information delivered in any Schedule or Exhibit to this Agreement or in any certificate delivered to Buyer are true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller that:

        Section 5.1    Organization.    Delaware Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Netherlands Buyer is a company duly organized and validly existing under the laws of the Netherlands.

        Section 5.2    Authorization.    Buyer has all necessary power and authority to enter into this Agreement and has taken all company action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other company proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)). Each agreement or instrument which has been or shall be entered into or executed and delivered by Buyer in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Buyer, and is (or will be when authorized, executed and delivered) a valid and binding obligation of Buyer, enforceable against it in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights and remedies and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

        Section 5.3    Governmental Consents and Approvals.    To Buyer's knowledge, other than the Sale Approval Order, no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby.

        Section 5.4    No Violation.    The execution and delivery of this Agreement and the other agreements specified herein and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the organizational documents of Buyer or (ii) conflict with or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority, binding upon or applicable to Buyer or by which the property or assets of Buyer are bound or affected.

        Section 5.5    Closing Date.    All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any Schedule or Exhibit to this Agreement or in any certificate delivered to Seller are true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

        Section 5.6    Financial Report.    Buyer has $3,000,000 of liquid net worth and will have committed debt financing sufficient to fulfill its obligations hereunder; provided, that nothing herein shall prohibit Buyer from making Buyer's Earnest Money Deposit (as defined in the Bidding Procedures Order) with funds included in the $3,000,000 of liquid net worth and the use of such funds to make such Deposit shall not affect the accuracy of this representation.

        Section 5.7    Brokers.    Buyer has not incurred any liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby. Seller shall have no liability for any such commission.

ARTICLE VI
ADDITIONAL COVENANTS

        Section 6.1    Updating Schedules.    Seller shall be entitled to update, amend or modify the Schedules to this Agreement after the date hereof until the Closing Date (the "Update Period") to reflect factors, circumstances or events first arising or, in the case of representations given to Seller's Knowledge, becoming known to Seller during the Update Period by providing Buyer with written notice setting forth the proposed update and specifying the Schedule or Schedules to be updated thereby. To the extent any such update reflects factors or circumstances pursuant to which Buyer incurs a Loss and Buyer does not elect to terminate this Agreement, Buyer shall be entitled to seek indemnification for such Loss pursuant to Section 11.1 hereof. Seller shall update Schedule 2.2(a)(ii) as of the date which is five (5) Business Days prior to Closing to reflect unpaid post-petition trade payables and other liabilities incurred in the Ordinary Course of Business from February 7, 2003 through such date.

        Section 6.2    Maintenance of Assets.    Seller shall, and shall cause the Seller Subsidiaries to, (a) use its commercially reasonable efforts to maintain the Acquired Assets and the assets of the Seller Subsidiaries in their current state of repair, excepting normal wear and tear and (b) use its commercially reasonable efforts to maintain the insurance covering the Acquired Assets and the assets of the Seller Subsidiaries in effect on the date hereof.

        Section 6.3    Access to Information and Facilities.    (a) Seller shall allow Buyer and its Representatives and the financial institutions (and their Representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby to make such inspection of the Acquired Assets, the assets of the Seller Subsidiaries, the HA-LO U.S. Business and the HA-LO Europe Business and to inspect and make copies of contracts, Books and Records and all other documents and information requested by Buyer and related to the Acquired Assets, the HA-LO U.S. Business and the HA-LO Europe Business, upon reasonable advance notice, but in no event less than three (3) days advance notice. Seller shall make available to Buyer and its Representatives promptly upon reasonable request all additional documents and information with respect to the affairs of Seller relating to the HA-LO U.S. Business and HA-LO Europe Business. Notwithstanding anything to the contrary herein, Buyer and its Representatives shall have access to the employees and independent sales representatives of HA-LO U.S. and HA-LO Europe only with the express permission of Marc Simon (or Tony Reid in the case of employees and sales representatives of HA-LO Europe) and in accordance with such procedures as Marc Simon may establish in his reasonable discretion so as to minimize any interruption to the HA-LO U.S. Business and HA-LO Europe Business.

          (b)  In addition to Buyer's rights under subsection (a) above, Buyer shall have the right to appoint a restructuring consultant (the "Buyer Consultant") to observe the operations of Seller and the Seller Subsidiaries from the date hereof until the Closing Date; provided, that the Buyer Consultant shall not have any decision making authority within Seller or any Seller Subsidiary and shall not have any power or authority to legally bind Seller or any Seller Subsidiary. The Buyer Consultant shall have access to the Books and Records and all other documents and information concerning the HA-LO U.S. Business and HA-LO Europe Business as the Buyer Consultant deems appropriate. The Buyer Consultant shall have access to and be entitled to work at any of the offices or facilities at which Seller or any Seller Subsidiary currently operates and the Buyer Consultant shall have reasonable access to the employees of Seller and the Seller Subsidiaries, so long as such access does not significantly interfere with the operation of the HA-LO U.S. Business or HA-LO Europe Business. Buyer shall provide Seller with copies of any reports generated for Buyer by the Buyer Consultant. The fees and expenses of the Buyer Consultant shall be borne by Buyer.

        No investigation pursuant to this Section 6.3 shall affect any representations or warranties made by Seller in Article IV herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

        Section 6.4    Non-Solicitation.    In the event a Closing does not occur and this Agreement is terminated in accordance with Article X herein, from the date hereof and for a period of two (2) years after the termination of this Agreement, Buyer agrees that neither Buyer nor Buyer's Affiliates or Representatives shall solicit for hire any employee or independent sales representative of Seller or HA-LO Europe; provided, that nothing shall prohibit Buyer's

Affiliates (other than Buyer's Subsidiaries) or representatives from performing, or having performed on their behalf, general solicitation of employment not targeted directly at employees or independent sales representatives of Seller or HA-LO Europe through the use of general advertisement, publicity accessible electronic job boards or other general, public solicitations shall be permitted.

        Section 6.5    Conduct of Business Pending Closing.    From the date hereof until the Closing Date Seller shall, and shall cause the Seller Subsidiaries to in all material respects: (a) conduct the HA-LO U.S. Business and the HA-LO Europe Business and maintain the Acquired Assets and the assets of the Seller Subsidiaries in the Ordinary Course of Business (including payment of accounts payable, purchasing Inventory (other than with respect to DARE Inventory), performing all maintenance and repairs, making capital expenditures and collecting accounts receivable); (b) use commercially reasonable efforts to preserve intact the HA-LO U.S. Business and HA-LO Europe Business, to keep available the services of its current employees and agents and to maintain its relations and good will with its suppliers, customers, distributors and any others with whom or with which it has business relations; (c) maintain, and not allow to lapse or become abandoned any Seller Intellectual Property material to the HA-LO U.S. Business or the HA-LO Europe Business; and (d) not take any action inconsistent with this Agreement or with the consummation of the Closing. From the date hereof until the Closing, HA-LO Europe shall not have or incur any Indebtedness other than in the Ordinary Course of Business, but in no event in excess of $3,500,000 in the aggregate outstanding at any time.

        Section 6.6    Best Efforts; Further Assurances

          (a)  Seller will use its reasonable best efforts to obtain the entry of the Bidding Procedures Order on the Bankruptcy Court's docket as soon as practicable and no later than March [12], 2003 (unless extended by the mutual agreement of Buyer and Seller) and the entry of the Sale Order on the Bankruptcy Court's docket as soon as practicable and no later than April [14], 2003 (unless extended by the mutual agreement of Buyer and Seller) and no more than one day after the date of the Sale Hearing. Seller will use its commercially reasonable efforts to timely obtain any other consent required for the consummation of the transactions contemplated by this Agreement as soon as practicable.

          (b)  Seller shall execute such documents and use its reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, to put Buyer in actual possession and operating control of the Acquired Assets, to effectuate, record or perfect the transfer of the Acquired Assets to Buyer, to confirm the title of the Acquired Assets in Buyer, to assist Buyer in exercising rights relating thereto, to obtain all consents, approvals and authorizations of Third Parties, and to make all filings with and give all notices to Third Parties which may be necessary or required in order to effectuate the transactions contemplated hereby; provided, however, that the foregoing shall not require Seller to make any payments to any party (other than Seller's cure obligations). Seller shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII of this Agreement. The obligations of Seller set forth in the first sentence of this Section 6.6(b) shall survive the Closing.

          (c)  Each party agrees to complete and furnish the other party such other documentation as may be required under applicable laws pertaining to the transfer of the customer base subject to this Agreement for the purpose of complying with any bulk sales or other statutes for the transfer of a major asset or for complying with any statute and/or regulation.

          (d)  Seller will use reasonable best efforts to obtain and deliver to Buyer (i) an estoppel certificate and (ii) landlord lien waiver or lien subordination or collateral assignment of lease for each of the Material Leases, in each case as requested by Buyer or Buyer's lenders.

        Section 6.7    Bankruptcy Actions.

          (a)  No later than the date on which the Bidding Procedures Order is entered on the Bankruptcy Court's docket, Seller shall file with the Bankruptcy Court a motion to approve the transactions contemplated by this Agreement and authorizing the assumption and assignment pursuant to Section 365 of the Bankruptcy Code of the Assumed Executory Contracts ("Sale Motion"), which motion shall seek the Bankruptcy Court's approval of this Agreement and Seller's performance under this Agreement.

          (b)  The Sale Motion shall set forth the amounts necessary to cure defaults under each of such Assumed Executory Contracts as determined by Seller based on the Books and Records. Seller shall, at the written direction of Buyer delivered at any time at least one Business Day prior to the Sale Hearing, remove Assumed Executory Contracts from the list of contracts to be assumed by the Sale Motion, except for those Assumed Executory Contracts designated with four asterisks (****) on Schedule 1.1(a) attached hereto which Buyer may not remove from the list of contracts to be assumed by the Sale Motion. In cases in which Seller is unable to establish that a default exists, the relevant cure amount shall be set at $0.00. The Sale Motion shall reflect that Buyer's promise to perform from and after the Closing under the Assumed Executory Contracts shall be the only adequate assurance of future performance necessary to satisfy the requirements of Section 365 of the Bankruptcy Code in respect of the assignment to Buyer of such Assumed Executory Contracts.

          (c)  Seller shall provide appropriate notice of the hearing on the Sale Motion as is required by the Bankruptcy Code and Rules and as contemplated by the Bidding Procedures Order to all parties entitled to notice, including, but not limited to, all parties to Assumed Executory Contracts, the United States Internal Revenue Service, the departments of revenue (or the equivalent thereof) of all fifty states of the United States, the United States Environmental Protection Agency and the State of Michigan Department of Environmental Quality.

          (d)  Seller will provide Buyer with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Seller (including forms of orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Case; provided, however, if (i) a motion, application or supporting paper to be filed in the Chapter 11 Case is not related (directly or indirectly) to this Agreement, the transactions contemplated by this Agreement, Buyer or the Acquired Assets or (ii) Seller does not have sufficient time to provide Buyer with a reasonable opportunity to review and comment upon such motion, application or supporting paper due to the urgent nature of such motion or application,

  Seller shall not be required to provide Buyer with a reasonable opportunity to review and comment but shall provide a copy of the motion, application and supporting paper to Buyer simultaneously with the filing thereof.

        Section 6.8    Exclusivity; No Solicitation of Transactions.    Seller represents that, other than the transactions contemplated by this Agreement, it is not a party to or bound by any agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the HA-LO U.S. Business, HA-LO Europe Business or the Acquired Assets. Prior to the entry of the Bidding Procedures Order on the Bankruptcy Court's docket, Seller shall not, directly or indirectly, (i) solicit or participate in negotiations or discussions regarding any Acquisition Proposal, regardless of whether such offer was unsolicited, or furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing, (ii) execute an agreement with respect to an Acquisition Proposal, or (iii) except as provided in this Agreement, seek or support Bankruptcy Court approval of a motion or Order inconsistent in any way with the transactions contemplated in this Agreement. Subsequent to the entry of the Bidding Procedures Order on the Bankruptcy Court's docket, Seller shall not, directly or indirectly, through any officer, director, employee, agent, professional or advisor, solicit any Acquisition Proposal (other than as expressly permitted under the Bidding Procedures Order) or participate in any negotiations or discussions with respect to any Acquisition Proposal; provided, however, that after entry of the Bidding Procedures Order on the Bankruptcy Court's docket, nothing herein shall preclude Seller from taking any action in the Chapter 11 Case seeking to sell, pursuant to a Qualifying Overbid (as such term is defined in the Bidding Procedures Order) in connection with the Auction process established in the Bidding Procedures Order, the Acquired Assets; provided  further, Seller shall in no event release any Intellectual Property or other unique information or material to any Person who, directly or indirectly (through an Affiliate or otherwise), competes, has competed or proposes to compete with the HA-LO U.S. Business or the HA-LO Europe Business. From the date of the issuance of the Sale Order until the Closing Date, and provided that Buyer is proceeding in good faith to consummate the transactions contemplated hereby in a timely manner, neither Seller nor any of its Affiliates shall discuss, negotiate or consummate any transaction involving (i) the issuance, redemption, sale or exchange or other disposition of any equity interest in Seller or HA-LO Europe or (ii) the sale, exchange, liquidation, reorganization, or other disposition of all or any part of the Acquired Assets or the assets of the Seller Subsidiaries.

        Section 6.9    Other Bids.    Buyer acknowledges that pursuant to the Bidding Procedures Order and only as set forth in 0 below, and after (but in no case before) entry of the Bidding Procedures Order on the Bankruptcy Court's docket, Seller will solicit bids ("Bids") from other prospective purchasers (collectively, "Bidders") for the sale of all or substantially all of the Acquired Assets on terms and conditions substantially the same in all respects to this Agreement and in accordance with the procedures set forth in the Bidding Procedures Order.

        Section 6.10    Intellectual Property Assignments.    Prior to the filing of assignments of the relevant Intellectual Property from Seller to Buyer in connection with this transaction, Seller shall deliver to Buyer proof of filing with the U.S. Patent and Trademark Office the necessary documents to reflect Seller's ownership of patents that are currently in the name of Wolff Marketing Group.

        Section 6.11    Alternate Tax Structure.    Buyer shall permit Seller to consult with Ernst & Young concerning any proposed Alternate Structure (as defined in Section 11.2(b) hereof). If Seller concludes in its commercially reasonable judgment based upon consultations with its tax advisors and Ernst & Young that the Excess Tax Liability (as defined in Section 11.2(b) hereof) is more than $100,000 as a result of the proposed Alternate Structure, Buyer shall not proceed with such Alternate Structure. Buyer agrees to pay for the fees of Ernst & Young in connection with such consultation with Seller, but in no event exceeding $25,000.

ARTICLE VII
CONDITIONS TO SELLER'S OBLIGATIONS

        The obligation of Seller to sell the Acquired Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by Seller in accordance with Section 12.4 herein.

        Section 7.1    Covenants and Representations.    The representations and warranties of Buyer contained in Article V hereof which are not qualified as to materiality (or Material Adverse Effect) shall be true and correct in all material respects and the representations and warranties of Buyer contained in Article V hereof which are qualified as to materiality (or Material Adverse Effect) shall be true and correct in all respects, in each case as of the Closing Date, as though made on such date (except that representations and warranties that speak as of a specific date need be true and correct only as of such date), and the Buyer shall have performed in all material respects all of the covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by it hereunder on or prior to the Closing.

        Section 7.2    Litigation.    No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.

        Section 7.3    Bankruptcy Condition.    Each of the Sale Order and the Bidding Procedures Order shall have been entered on the Bankruptcy Court's docket by the Clerk of the Bankruptcy Court and shall not have been stayed, reversed, modified, or subject to any stay, reversal or modification.

        Section 7.4    Deliveries.    On or prior to the Closing Date, Buyer has delivered to Seller all of the following:

          (a)  a certificate from Buyer in a form reasonably satisfactory to Seller, dated the Closing Date, stating that the conditions specified in Section 7.1 herein have been satisfied;

          (b)  certified copies of the resolutions of Buyer's board of directors (or other appropriate entity authority) approving the transactions contemplated by this Agreement;

          (c)  the Preliminary Purchase Price in accordance with Section 3.2(b) hereof;

          (d)  the Security Agreement;

          (e)  the Contingent Note Subordinated Guarantee Agreement; and

          (f)    the Term Note Subordinated Guarantee Agreement.

ARTICLE VIII
CONDITIONS TO BUYER'S OBLIGATIONS

        The obligations of Buyer to purchase the Acquired Assets and to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived (in whole or in part) by Buyer in accordance with Section 12.4 herein:

        Section 8.1    Representations and Warranties.    The representations and warranties of Seller contained in Article IV hereof which are not qualified as to materiality (or Material Adverse Effect) shall be true and correct in all material respects and the representations and warranties of Seller contained in Article IV hereof which are qualified as to materiality (or Material Adverse Effect) shall be true and correct in all respects, in each case as of the Closing Date, as though made on such date (except that representations and warranties that speak as of a specific date need be true and correct only as of such date), except where the failure of such representation and warranty to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 8.2    Covenants and Agreements.    The Seller shall have performed in all material respects all of the material covenants, agreements and conditions required by this Agreement to be performed, satisfied and complied with by it hereunder on or prior to the Closing; provided, that a failure to deliver the documents and instruments called for in clauses (xi), (xii) and (xiii) of Section 3.2(a) hereof shall not constitute a failure of this condition to Closing.

        Section 8.3    Bankruptcy Condition.

          (a)  The Bidding Procedures Order, in the form attached hereto, shall have been entered on the docket by the Clerk of the Bankruptcy Court as soon as practicable and no later than March 12, 2003 (unless extended by the mutual agreement of Buyer and Seller), provided, however, that the modification or deletion of parts of paragraph 11 of the Bidding Procedures Order, solely for reasons related to those provisions of the Sale Order as described in clauses (a)-(m) immediately below shall not constitute a breach of this section and shall not impair the satisfaction of this condition precedent to Buyers' obligation to consummate the transactions contemplated hereunder, and provided, further, that the addition, modification or deletion of other provisions of the Bidding Procedures Order which, in the Buyers' reasonable business judgment, do not or could not result in a material adverse economic or monetary effect on the Buyers or the Assets shall not impair the satisfaction of this condition precedent to the Buyers' obligation to consummate the transactions contemplated hereunder and shall not constitute a breach of this Section 8.3(a). The Sale Order, in the form attached hereto, shall have been entered on the docket by the Clerk of the Bankruptcy Court as soon as practicable and no later than April 14, 2003 (unless extended by the mutual agreement of Buyer and Seller) and shall not have been stayed by the Bankruptcy Court; provided, however, that approval of the following conditions shall not be a condition precedent to Buyers' obligation to consummate the transactions contemplated hereunder, and modification or deletion of the following provisions of the Sale Order shall not constitute a breach of this Section 8.3(a): (a) that certain finding in paragraph 15 of the Sale Order beginning "The transactions" and ending "Debtors' estates"); (b) that certain finding in paragraph 20 of the Sale Order beginning "Buyers are" and ending "the Debtors"; (c) that certain conclusion of law in paragraph 17 of the Sale Order beginning "Buyers do" and ending "and the Debtors or the Debtors' estates"; (d) that certain conclusion of law in paragraph 18 of the Sale Order beginning "Buyers are" and ending "and Buyers"; (e) that certain clause in subsection (iii) of paragraph C on page 12 of the Sale Order beginning "any claim" and ending "the business"; (f) that certain clause in paragraph E on page 13 of the Sale Order beginning "Buyers are" and ending "equity and"; (g) that certain clause in paragraph F on page 13 of the Sale Order beginning "as alleged" and ending "or otherwise"; (h) that clause on page 2 of the Sale Order reading "and 1146(c)"; (i) that clause in paragraph 4 on page 8 of the Sale Order reading "1146(c)"; (j) that paragraph on page 19 of the Sale Order beginning "The sale to Buyers" and ending "the sale to Buyers"; (k) that clause in paragraph G on page 13 of the Sale Order beginning "together with" and ending "Agreement"; (l) that paragraph on page 17 of the Sale Order beginning "Any and all" and ending "with the Purchase Agreement"; and (m) that clause in paragraph V on page 19 of the Sale Order beginning "and" and ending "Agreement", provided, further, that the addition, modification or deletion of other provisions of the Sale Order which, in the Buyers' reasonable business judgment, do not or could not result in a material adverse economic or monetary effect on the Buyers or the Assets (as defined in the Sale Order) shall not impair the satisfaction of this condition precedent to the Buyers' obligation to consummate the transactions contemplated hereunder and shall not constitute a breach of this Section 8.3(a).

          (b)  The Sale Order shall approve and authorize the assumption and assignment of the Assumed Executory Contracts and the Assumed Executory Contracts shall have been actually assumed and assigned to Buyer such that they will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.

        Section 8.4    Litigation.    No court order or judgment by any Governmental Authority has been entered and not overturned restraining or prohibiting the consummation of the transactions contemplated by this Agreement, including a judgment that consummation thereof would result in the material violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.

        Section 8.5    Material Adverse Change.    Since October 31, 2002, except with respect to matters set forth on Schedule 4.8, there shall not have been a Material Adverse Change in the HA-LO U.S. Business or the HA-LO Europe Business.

        Section 8.6    Approvals.    All material authorizations, consents, filings and approvals by (a) a Governmental Authority required for the consummation of the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect and (b) third parties that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any Assumed Executory Contract or any material contract or agreement of HA-LO Europe shall have been obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

        Section 8.7    Cure Costs.    Seller shall have paid all cure obligations (pursuant to section 365 of the Bankruptcy Code) with respect to the Assumed Executory Contracts referenced in the Sale Order as approved by the Bankruptcy Court, except where the failure to pay such cure obligations does not exceed $1,000 in which event such amount(s) shall be decreased from the Purchase Price and shall be paid by Buyer to cure such amounts (the amount of any such unpaid cure obligations being referred to in this Agreement as the "Unpaid Cure Costs").

        Section 8.8    FIRPTA Affidavit.    The Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that Buyer is exempt from withholding any portion of the Purchase Price thereunder (the "FIRPTA Affidavit").

        Section 8.9    Deliveries.    On or prior to the Closing Date, Seller shall have delivered to Buyer all of the following:

            (i)  a certificate in a form reasonably satisfactory to Buyer, dated the Closing Date, stating that the conditions specified in Section 8.1, Section 8.2 and Section 8.5 have been satisfied as of the Closing;

          (ii)  certified copies of the resolutions of HA-LO's and Lee Wayne's board of directors approving the transactions contemplated by this Agreement; and

          (iii)  the documents and instruments called for in Section 3.2(a) hereof (other than clauses (xi), (xii) and (xiii)).

        Section 8.10    Closing Debtor-in-Possession Financing.    Seller shall have paid in full the Closing Debtor-In-Possession Financing Amount and shall have delivered a payoff letter as of the Closing, in form and substance reasonably satisfactory to Buyer, with respect to the Closing Debtor-In-Possession Financing Amount.

ARTICLE IX
POST-CLOSING COVENANTS

        Section 9.1    Name Change.    Seller understands that, subsequent to the Closing, Buyer shall use the names "HA-LO Industries, Inc.", "HA-LO Custom Products" and "Lee Wayne Corporation" and that such names and any and all derivations thereof and any other business names under which the HA-LO U.S. Business currently operates are included in the Acquired

Assets hereunder. Immediately following the Closing, Seller shall change its name from "HA-LO Industries, Inc." and "Lee Wayne Corporation", respectively, to a name or names which are not confusingly similar thereto (the "Post-Closing Seller Name(s)"), and after the Closing, Seller shall not use, directly or indirectly, the name "HA-LO Industries Inc." or "Lee Wayne Corporation" or any other name which is confusingly similar thereto except to the extent necessary to administrate Seller's bankruptcy estate, in which case Seller shall be entitled to use such name(s) only in the following format: "Post-Closing Seller Name(s), formerly known as HA-LO Industries, Inc." or something substantially similar thereto.

        Section 9.2    Access to Books and Records.

          (a)  Buyer agrees to retain all Books and Records which have been transferred to it pursuant to this Agreement for periods prior to or including the Closing until the fifth anniversary of the Closing Date (the "Retention Period"). During the Retention Period, Buyer will afford duly authorized representatives of Seller reasonable access to all such Books and Records for purposes of responding to or initiating pending or threatened litigation or preparing filings for governmental authorities, or responding to governmental inquiries (including by taxing authorities) and will permit such representatives, at the expense of Seller, to make abstracts from or to take copies of any such Books and Records as may be reasonably requested by Seller or its representatives for such purposes.

          (b)  Seller agrees to retain all Books and Records related to the HA-LO U.S. Business, the HA-LO Europe Business and the Customers which are not transferred to Buyer for the Retention Period. During the Retention Period, Seller will afford duly authorized representatives of Buyer reasonable access to all such Books and Records for purposes of responding to pending or threatened litigation or preparing filings for governmental authorities, or responding to governmental inquiries (including by taxing authorities) and will permit such representatives, at the expense of Buyer, to make abstracts from or to take copies of any such Books and Records as may be reasonably requested by Buyer or its representatives for such purposes.

        Section 9.3    Certain Consents.    If a consent of a Third Party which is required in order to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest in question to Buyer, Seller will cooperate with Buyer and use commercially reasonable efforts in any lawful arrangement to provide that Buyer shall receive the interests of Seller in the benefits of such Acquired Asset. If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, Seller agrees to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

        Section 9.4    Accounts Receivable/Collections.    After the Closing Seller shall permit, and hereby authorizes, Buyer to collect, in the name of Seller, all accounts receivable constituting part of the Acquired Assets and to endorse with the name of Seller for deposit in Buyer's account any checks or drafts received in payment thereof. Seller shall promptly deliver to Buyer any cash, checks or other property that it may receive after the Closing in respect of any accounts receivable or other asset constituting part of the Acquired Assets.

ARTICLE X
TERMINATION; TERMINATION PAYMENT

        Section 10.1    Termination.    This Agreement may be terminated prior to the Closing:

          (a)  At any time by mutual written consent executed by both Buyer and Seller;

          (b)  by Buyer if any event occurs which renders satisfaction of one or more of the conditions to Buyer's obligations set forth in Article VIII with respect to the Closing impossible, including the entry by the Bankruptcy Court of an Order (i) denying Seller's motion to approve the Bidding Procedures Order or the Sale Order or (ii) approving any Acquisition Proposal with a Person(s) other than Buyer;

          (c)  by Buyer or Seller if the Auction shall not have occurred on or prior to April 30, 2003;

          (d)  by Buyer if Seller (i) seeks or supports Bankruptcy Court approval of an Acquisition Proposal with a Person(s) other than Buyer or (ii) executes and delivers an agreement or understanding of any kind with respect to an Acquisition Proposal with a Person(s) other than Buyer;

          (e)  by Seller if any event occurs which renders satisfaction of one or more of the conditions to Seller's obligations set forth in Article VII with respect to the Closing impossible;

          (f)    by either Buyer or Seller, by giving written notice of such termination to the other party, if such other party shall breach any of its material representations, covenants or agreements under this Agreement which would result in a failure of the conditions set forth in Sections 8.1 or 8.2, in the case of a termination by Buyer, and the conditions set forth in Section 7.1, in the case of a termination by Seller, and in the case of covenants and agreements only such breach has not been cured within ten (10) days following the giving of written notice of such breach by the non-breaching party to the breaching party;

          (g)  by Buyer if the Bidding Procedures Order, in the form attached hereto, but subject to the terms of Section 8.3(a), has not been entered on the docket by the Clerk of the Bankruptcy Court as soon as practicable and no later than March 12, 2003 (unless extended by the mutual agreement of Buyer and Seller) and shall not have been stayed by the Bankruptcy Court; provided, further, that the addition, modification or deletion of other provisions of the Sale Order which, in the Buyers' reasonable business judgment, do not or could not result in a material adverse economic or monetary effect on the Buyers or the Assets (as defined in the Sale Order) shall not entitle Buyer to terminate the Agreement under the terms of this Section 10.1(g);

          (h)  by Buyer if the Sale Order, in the form attached hereto, has not been entered on the docket by the Clerk of the Bankruptcy Court as soon as practicable and no later than April 14, 2003 (unless extended by the mutual agreement of Buyer and Seller) and shall not have been stayed by the Bankruptcy Court; provided, however, that approval of the terms referenced in Section 8.3(a) hereof shall not be a condition precedent to Buyers' obligation to consummate the transactions contemplated hereunder, and modification or deletion of such provisions shall not entitle Buyer to terminate the Agreement under the terms of this Section 10.1(h); provided, further, that the addition, modification or deletion of other provisions of the Sale Order which, in the Buyers' reasonable business judgment, do not or could not result in a material adverse economic or monetary effect on the Buyer or the Assets (as defined in the Sale Order) shall not shall not entitle Buyer to terminate the Agreement under the terms of this Section 10.1(h); or

          (i)    by Buyer if Seller has disclosed a Material Adverse Change or Material Adverse Effect or an event which could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect in connection with any updates to the Schedules delivered by Seller to Buyer pursuant to Section 6.1.

        Section 10.2    Remedies.    In the event of termination of this Agreement pursuant to Section 10.1:

          (a)  each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

          (b)  no confidential information received by any party with respect to the business of any other party or its Affiliates shall be disclosed to any Third Party, unless required by law;

          (c)  all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and except for Seller's obligation to pay the Expense Reimbursement, to the extent applicable, each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement; provided that the foregoing shall not relieve a party of liability for damages actually incurred by the other party as a result of any breach of this Agreement by such party;

          (d)  if the termination is by Buyer pursuant to Section 10.1(b) because the Bankruptcy Court has approved the sale of substantially all of the Acquired Assets to a Person(s) other than Buyer, and Buyer is entitled to the Breakup Fee and Expense Reimbursement under the terms of the Bidding Procedures Order, HA-LO shall pay such Breakup Fee and Expense Reimbursement according to the terms of the Bidding Procedures Order; and

          (e)  Seller's obligation to pay the Breakup Fee and Expense Reimbursement pursuant to Section 10.2(d) above, to the extent applicable, shall survive termination of this Agreement and shall constitute an administrative expense (which shall be a super priority administrative expense claim senior to all other administrative expense claims, other than pre-petition and post-petition amounts owing to the debtors' debtors-in-possession senior secured lenders, and payable out of Seller's cash or other collateral securing Seller's obligations to its senior secured lenders) of Seller under Section 364(c)(1) of the Bankruptcy Code.

        Section 10.3    Effect of Termination or Breach.    If the transactions contemplated hereby are not consummated this Agreement shall become null and void and of no further force and effect, except for the obligations of the parties contained in this Section 10.3 and in Section

10.2(d) and Article XII hereof, and except that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination; provided, that Buyer shall not have a claim for breach of representation and warranty against Seller as a result of the omission of the potential resignation of Philippe Lager and the effects thereof from the Schedules. If this Agreement is terminated for any reason other than the termination of this Agreement by Seller pursuant to Section 10.1(f), Seller shall not be entitled to any damages, losses, or payment from Buyer, and Buyer shall have no further obligation or Liability of any kind to Seller, any of its Affiliates, or any Third Party on account of this Agreement; provided, however, Buyer's aggregate Liability in connection with a termination by Seller pursuant to Section 10.1(f) shall in no event exceed $3,000,000.

ARTICLE XI
INDEMNIFICATION

        Section 11.1    Indemnification of Buyer.

          (a)  Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, stockholders, members, partners, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Buyer Indemnitees") and save and hold each of them harmless from and against any and all claim, loss, Liability, damage and expense, including reasonable attorney's fees (each a "Loss" and collectively, "Losses"), suffered or incurred by any such Buyer Indemnitee based upon, arising out of or otherwise in respect of:

              (i)  any breach of representation or warranty under Article IV of this Agreement;

            (ii)  any breach of any covenant or agreement of Seller contained in this Agreement;

            (iii)  any payments made by Seller or any Seller Subsidiary and any Losses related to, or arising out of, HA-LO Europe's supply of volleyballs to Unilever, including any payments made by Buyer (or any Affiliate of Buyer) in settlement of claims related thereto, but only to the extent that such payments or Losses exceed $50,000;

            (iv)  any Losses related to, or arising out of, the claims made by Halo Management, LLC with respect to Buyer's use of any unregistered or registered trademark, service mark, trade dress, trade name, logo or corporate name incorporating the word HALO;

            (v)  any Unassumed Liability;

            (vi)  any Excluded Environmental Liability (whether or not technically constituting a liability of the Seller); and

          (vii)  any liability for transfer taxes arising out of the transactions contemplated by Buyer's acquisition of the share capital of HMK International, HA-LO Belgium NV and HA-LO Marketing Ltd. (UK) and the other assets of Seller;

provided, that Seller shall not have any liability under clause (i) above (other than with respect to the representations and warranties contained in Section 4.6(a) (Title to Assets), Section 4.16 (Cure Amounts), Section 4.18 (Brokers) and the last sentence of Section 4.23 (Insurance)) unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds an amount equal to $190,000 (the "Deductible"), in which case Seller shall indemnify Buyer for Losses in excess of the Deductible; provided  further that the Seller will not be liable for the first $150,000 of Losses resulting from the breach of the last sentence of Section 4.23 (Insurance); provided  further, Seller's aggregate liability under clause (i) above (other than with respect to the representations and warranties contained in Section 4.1 (Organization and Authorization), Section 4.6(a) (Title to Assets), Section 4.13 (Tax), Section 4.16 (Cure Amounts) and Section 4.18 (Brokers)) and clause (iii) above shall in no event exceed $1,900,000, except for claims for fraud which shall not have any limitation on liability; provided  further, Seller's aggregate liability under clause (iv) above shall in no event exceed $50,000. The parties agree that for purposes of indemnification only and not for any other purpose hereunder, Seller shall not have any indemnification obligation to Buyer as a result of the omission of the potential resignation of Philippe Lager and the effects thereof from the Schedules.

          (b)  For purposes of Section 2.8 and this Section 11.1 only, in the case of any Loss that relates to recurring income or a recurring expense(s), "Losses" shall be calculated by multiplying the amount of such Loss by a factor of 3.5.

          (c)  Any indemnification pursuant to this Section 11.1 shall be effected solely by offset against the Term Note.

        Section 11.2    Indemnification of Seller.

          (a)  Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnitees") and save and hold each of them harmless from and against any and all Losses suffered or incurred by any such Seller Indemnitee based upon, arising out of or otherwise in respect of:

              (i)  any breach of representation or warranty under Article V of this Agreement; and

            (ii)  any breach of any covenant or agreement of Buyer contained in this Agreement; and

            (iii)  any Assumed Liability;

provided, that Buyer shall not have any liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.1 (Organization) and Section 5.2 (Authorization)) unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds an amount equal to the Deductible, in which case Buyer shall indemnify Seller for Losses in excess of the Deductible; provided further, that except with respect to Losses suffered or incurred by Seller with respect to any failure by Buyer to pay or perform any of the Assumed Liabilities and Buyer's obligations under the Term Note and the Contingent Note (if any), Buyer's aggregate liability for the breach by Buyer of any representation, warranty, covenant or agreement hereunder or any agreement contemplated hereby shall in no event exceed $3,000,000.

          (b)  In the event that Buyer (or its Affiliates) acquires HA-LO Europe other than through the acquisition of the share capital of HMK International, HA-LO Belgium NV and HA-LO Marketing Ltd. (UK) (the "Alternate Structure"), Buyer agrees to indemnify Seller for the amount by which (x) the net amount of the actual taxes payable by Seller and any of its affiliates (other than taxes that do not reduce the net proceeds of the transactions to Seller) with respect to the transactions that comprise the Alternate Structure (including foreign withholding taxes) exceeds (y) the net amount of the taxes that Seller and its affiliates would have been required to pay (other than taxes that would not have reduced the net proceeds of the transactions to Seller) if Buyer had only acquired the share capital of HMK International, HA-LO Belgium NV and HA-LO Marketing Ltd. (UK) (the "Excess Tax Liability"); provided, however, the parties agree that any use, or other reduction in the amount, of foreign tax credits, net operating losses carryforwards, tax basis or other tax attributes available to Seller shall not be treated as giving rise to Excess Tax Liability (if any).

        Section 11.3    Defense of Third Party Claims.

          (a)  Any party making a claim for indemnification under this 0 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a Third Party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided further that, prior to the Indemnitor assuming control of such defense, it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (ii) enter into an agreement with the Indemnitee in form and substance reasonably satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided further that:

          (b)  the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor);

          (c)  the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would have a Material Adverse Effect; (iii) the claim seeks an injunction or equitable relief against the Indemnitee; (iv) the claim involves environmental, health or safety matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided  that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental, health or safety claim; or (v) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

          (d)  if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

        Section 11.4    Assignment of Claims.

          (a)  Each party agrees that on satisfaction of the obligation to indemnify under this Article XI, and in consideration of such obligation, it will assign to the party making such payment or giving such credit any and all claims, causes of action and demands of whatever kind and nature which such indemnified party may have against any Person giving rise to such indemnified Loss, and to reasonably cooperate in any efforts to recover therefrom.

          (b)  The parties agree that should the Closing occur, the indemnification provisions of this Article XI shall be the exclusive remedy with respect to any claims for breaches of representation and warranties under this Agreement, provided that this Section 11.4(b) shall not apply with respect to any claims for breaches of representations and warranties under this Agreement arising from fraudulent misrepresentation or fraudulent conduct.

        Section 11.5    Survival and Termination of Indemnification.    The representations and warranties made by Seller in Article IV and by Buyer in Article V shall terminate on the close of business on the day which is sixteen (16) months following the Closing Date; provided, however, that the obligations to indemnify and hold harmless a party hereto pursuant to Section 11.1 and Section 11.2(a)(i) shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. All covenants made by Seller and/or Buyer herein shall survive the Closing and survive forever.

ARTICLE XII
MISCELLANEOUS

        Section 12.1    Assignment; Successors.    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer; provided, however, without the consent of Buyer, Seller may assign all, but not less than all, of the rights and obligations under this Agreement to one collection agent, one liquidating trustee or any other authorized representative (whether an individual or entity) as the bankruptcy estate of Seller may designate in connection with the administration of the bankruptcy estate of Seller, but in no event shall Seller assign its rights and obligations under this Agreement to more than one Person. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, legatees, successors and permitted assigns, including without limitation any Chapter 11 trustee appointed in the Chapter 11 Case, and no other person shall have any right, benefit or obligation hereunder. Buyer may (at any time at or prior to the Closing), in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Acquired Assets and the obligation to assume the Assumed Liabilities) to one or more of its Affiliates and Buyer may, in its sole discretion, direct Seller to convey the Acquired Assets, in whole or in part, to one or more of its Affiliates; provided, however, if any transferee fails to fulfill any of its obligations under this Agreement Buyer shall remain liable to fulfill such obligations under the terms and conditions of this Agreement. In addition, Buyer may assign its rights pursuant to this Agreement (including its rights to indemnification), to any of its lenders as collateral security.

        Section 12.2    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, upon receipt of telephonic confirmation; the date after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. Notices, demands and communications to the Seller and Buyer shall be sent to the addresses indicated below:

    If to HA-LO or Lee Wayne:

    Marc S. Simon
    c/o HA-LO Industries, Inc.
    707 Skokie Boulevard, Suite 600
    Northbrook, Illinois 60062

    Telecopy No. 847-600-4500

    with a copy to:

    Barry J. Shkolnik
    Neal, Gerber & Eisenberg
    Two North LaSalle Street
    Chicago, Illinois 60602
    Telecopy No. 312-269-1747

    with a copy to:

    Neal L. Wolf
    Todd L. Padnos
    LeBoeuf, Lamb, Green & MacRae L.L.P.
    One Embarcadero Center
    San Francisco, CA 94111-3619
    Telecopy No. 415-951-1180

    with a copy to Counsel to the Unsecured Creditors Committee:

    Mark A. Berkoff
    Piper Rudnick
    203 North LaSalle Street
    Suite 1800
    Chicago, Illinois 60601-1293
    Telecopy No. 312-236-7516

    If to Buyer:

    Douglas Berman
    Anthony DiSimone
    H.I.G. Capital LLC
    1001 Brickell Bay Drive, 27th Floor
    Miami, FL 33131
    Telecopy No. 305-379-2013

    with a copy to:

    Kirkland & Ellis
    200 E. Randolph Drive
    Chicago, IL 60601
    Attention: E. Paul Quinn
    Telecopy No. 312-861-2200

or to such other place and with such other copies as either party may designate by written notice to the others.

        Section 12.3    Choice of Law; Submission to Jurisdiction.    This Agreement shall be construed and interpreted, and the rights of the parties determined in accordance with, the laws of the State of Illinois. Each party irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to each party at its address specified in Section 12.2. The parties hereto irrevocably submit to the exclusive jurisdiction of the United States Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby and any such dispute shall be deemed to have arisen in the State of Illinois. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

        Section 12.4    Entire Agreement; Amendments and Waivers.    This Agreement, together with the Confidentiality Agreement, dated                         , 2002 (the "Non-Disclosure Agreements") and all Exhibits and Schedules attached or to be attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with regard to the subject matter hereof. All amendments of this Agreement will only be effective if executed in writing by or on behalf of all parties. No waiver of any of the provisions of this Agreement shall be effective unless made in a writing by the party making the waiver or be deemed or constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        Section 12.5    Construction.    The headings and captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. Unless stated to the contrary, all references to Articles, Sections, paragraphs or clauses herein shall be to the specified Article, Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto. All Exhibits and Schedules attached are made a part hereof. All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein. All references in this Agreement to "this Agreement" shall be deemed to include the Exhibits and Schedules attached hereto. The terms "hereby," "hereto," "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. Whenever in this Agreement provision is made for the payment of attorneys' fees, such provision shall be deemed to mean reasonable attorneys' fees and paralegals' fees. The term "including" when used herein shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require.

        Section 12.6    Third Party Beneficiaries.    Except as provided in Section 12.1 above, no Person other than the parties hereto, shall have any rights or claims under this Agreement. A Person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

        Section 12.7    No Waiver.    The failure of either party hereto to seek redress for any breach, or to insist upon the strict performance, of any covenant or condition of this Agreement by the other shall not be, or be deemed to be, a waiver of the breach or failure to perform, nor prevent a subsequent act or omission in violation of, or not strictly complying with, the terms hereof from constituting a default hereunder.

        Section 12.8    Multiple Counterparts/Signatures.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        Section 12.9    Delivery by Facsimile.    This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the enforceability of a contract and each party forever waives any such defense.

        Section 12.10    Invalidity.    In the event that any one or more of the provisions, or any portion thereof, contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision, or any portion thereof, of this Agreement or any other such instrument.

        Section 12.11    Publicity.    No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the filing of the Sale Motion and after the entry of the Sale Approval Order; provided that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure or notice obligations imposed by law.

        Section 12.12    Further Assurances.    Without limiting any other rights or obligations of the parties contained in this Agreement, following the Closing, each party agrees to execute, or cause to be executed, such documents, instruments or conveyances and take such actions as may be reasonably requested by the other party to effectuate the purposes of this Agreement, including, without limitation, such instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Acquired Assets in accordance with the provisions of this Agreement.

        Section 12.13    Cumulative Remedies.    All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies; provided, however, in the event of a Closing, the parties sole remedy for breaches of this Agreement shall be as set forth in Article XI hereof.

        Section 12.14    Currency.    Except as otherwise expressly provided in this Agreement, all dollar amounts are stated in United States dollars.

        Section 12.15    Representation by Counsel; Mutual Negotiation.    Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

        Section 12.16    Specific Performance.    Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.20 below), in addition to any other remedy to which they may be entitled, at law or in equity.

        Section 12.17    Disclosure Schedules.    Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable section or Schedule.

        Section 12.18    Transfer Taxes.    Pursuant to Section 1146(c) of the Bankruptcy Code, no transfer, documentary, sales, use, stamp, registration or other such taxes and fees (including any penalties and interest thereon) shall be payable with respect to this Agreement or the sale of the Acquired Assets to Buyer, provided, however, that any such taxes and fees, if required to be paid notwithstanding Section 1146(c) of the Bankruptcy Code, shall be the responsibility of Seller and, if required by applicable law, shall be a deduction from the Purchase Price otherwise payable to Seller pursuant to this Agreement.

        Section 12.19    Consents to Assignment.    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assumed Executory Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a Third Party thereto, would constitute a breach thereof or in any way adversely affect the rights of Buyer thereunder after taking into account the operation of the Bankruptcy Code.

        Section 12.20    Post-Closing Dispute Resolution.    Either party may submit to the Bankruptcy Court any controversy, claim or dispute of whatever nature between the parties (other than those under Section 2.9, Section 2.10 and Section 2.11) arising out of or relating to this Agreement after the Closing that is not resolved within thirty (30) days after written notice by one party to the other of such controversy, claim or dispute. The parties agree that the Bankruptcy Court shall have exclusive jurisdiction to resolve such controversy, claim or dispute; provided, however, that upon the entry of a final decree in cases by the Bankruptcy Court, all disputes arising out of or relating to this Agreement (except as otherwise provided herein) shall be brought in a state or federal court located in Chicago, Illinois.

        Section 12.21    Netherlands Buyer.    The Seller acknowledges that as of the date hereof, Netherlands Buyer has not been formed as a legal entity, but will be formed as soon as reasonably practicable after the date hereof. At such time as Netherlands Buyer has been formed, it shall execute a signature page hereto, become a party hereto and become obligated hereunder. Accordingly, all representations and warranties regarding Netherlands Buyer will speak as of the date it executes a signature page hereto.

* * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

HA-LO INDUSTRIES, INC.
By:	/s/ MARC S. SIMON
Name:	Marc S. Simon
Its:	Chief Executive Officer
LEE WAYNE CORPORATION
By:	/s/ MARC S. SIMON
Name:	Marc S. Simon
Its:	Chief Executive Officer
HA-LO PROMOTIONS ACQUISITION CORP.
By:	/s/ DOUGLAS BERMAN
Name:	Douglas Berman
Its:	Vice President
HA-LO HOLDINGS, BV
By:

Name:
Its:

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